Filed Pursuant to Rule 424(b)(5)
Registration No. 333-224489

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount Registered(1)	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
0.445% Senior Notes Due 2022	$600,000,000	100.000%	$600,000,000	$65,460.00
1.650% Senior Notes Due 2031	$650,000,000	99.667%	$647,835,500	$70,678.85
2.500% Senior Notes Due 2040	$650,000,000	100.000%	$650,000,000	$70,915.00
Total	$1,900,000,000		$1,897,835,500	$207,053.85

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Prospectus Supplement

(To prospectus dated April 27, 2018)

$1,900,000,000

$600,000,000 0.445% Senior Notes due 2022

$650,000,000 1.650% Senior Notes due 2031

$650,000,000 2.500% Senior Notes due 2040

Nasdaq, Inc. (the “Company” or “we”) is offering three series of senior notes, consisting of $600 million aggregate principal amount of 0.445% Senior Notes due 2022 (the “2022 Notes”), $650 million aggregate principal amount of 1.650% Senior Notes due 2031 (the “2031 Notes”) and $650 million aggregate principal amount of 2.500% Senior Notes due 2040 (the “2040 Notes”, and together with the 2022 Notes and the 2031 Notes, the “Notes”).

The 2022 Notes will bear interest at a rate of 0.445% per year and will mature on December 21, 2022. The 2031 Notes will bear interest at a rate of 1.650% per year and will mature on January 15, 2031. The 2040 Notes will bear interest at a rate of 2.500% per year and will mature on December 21, 2040. We will pay interest on the 2022 Notes semi-annually in arrears on June 21 and December 21 of each year, beginning on June 21, 2021. We will pay interest on the 2031 Notes semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2021. We will pay interest on the 2040 Notes semi-annually in arrears on June 21 and December 21 of each year, beginning on June 21, 2021.

We may redeem all or a portion of the 2022 Notes at our option at any time prior to December 21, 2021 (12 months before their maturity date), at the “make-whole” redemption price applicable to such Notes described under “Description of the Notes—Redemption—Optional Redemption.” At any time on or after December 21, 2021 (12 months before their maturity date), the 2022 Notes will be redeemable, as a whole or in part, at our option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the 2022 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem all or a portion of the 2031 Notes at our option at any time prior to October 15, 2030 (3 months before their maturity date), at the “make-whole” redemption price applicable to such Notes described under “Description of the Notes—Redemption—Optional Redemption.” At any time on or after October 15, 2030 (3 months before their maturity date), the 2031 Notes will be redeemable, as a whole or in part, at our option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the 2031 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem all or a portion of the 2040 Notes at our option at any time prior to June 21, 2040 (6 months before their maturity date), at the “make-whole” redemption price applicable to such Notes described under “Description of the Notes—Redemption—Optional Redemption.” At any time on or after June 21, 2040 (6 months before their maturity date), the 2040 Notes will be redeemable, as a whole or in part, at our option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the 2040 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

If a Change of Control Triggering Event (as defined in “Description of the Notes”) occurs, we will be required to offer to purchase the Notes from holders on terms described in this prospectus supplement.

If (x) the consummation of the Verafin Transaction (as defined herein) does not occur on or before February 18, 2022 or (y) we notify the Trustee (as defined herein) that (i) the Verafin Transaction Agreement (as defined herein) has been terminated in accordance with its terms prior to the consummation of the Verafin Transaction or (ii) the Company will not pursue the consummation of the Verafin Transaction, we will be required to redeem the Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date (as defined herein). See “Description of the Notes—Redemption—Special Mandatory Redemption.”

The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will be general unsecured obligations of ours and will rank equally in right of payment with all of our existing and future unsubordinated obligations. The Notes will not be guaranteed by any of our subsidiaries.

Currently, there is no public market for the Notes. We do not intend to apply for a listing of the Notes on any securities exchange.

Investing in the Notes involves risks. See the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus supplement and the accompanying prospectus and the risks beginning on page S-12 of this prospectus supplement.

	Per Senior Note due 2022	Total	Per Senior Note due 2031	Total	Per Senior Note due 2040	Total
Public offering price(1)	100.000%	$600,000,000	99.667%	$647,835,500	100.000%	$650,000,000
Underwriting discount	0.350%	$2,100,000	0.650%	$4,225,000	0.875%	$5,687,500
Proceeds, before expenses, to us(1)	99.650%	$597,900,000	99.017%	$643,610,500	99.125%	$644,312,500

(1)	Plus accrued interest from December 21, 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company and its participants on or about December 21, 2020, which will be the 10th business day following the date of this prospectus supplement (such settlement being referred to as ‘‘T+10’’). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such Notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the Notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of such Notes who wish to trade Notes prior to the date of delivery should consult their advisors.

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Goldman Sachs & Co. LLC	Morgan Stanley

Citigroup	HSBC	Mizuho Securities	SEB	Wells Fargo Securities

Co-Managers

ICBC Standard Bank	Siebert Williams Shank	TD Securities	Academy Securities	Blaylock Van, LLC
Loop Capital Markets

The date of this prospectus supplement is December 7, 2020.

S-i

ABOUT THE PROSPECTUS SUPPLEMENT

You should rely only upon the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement contains the terms of this offering of Notes. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Throughout this prospectus supplement, unless otherwise specified:

•	“Nasdaq,” “we,” “us” and “our” refer to Nasdaq, Inc. and not any of our subsidiaries.

•	“Nasdaq Baltic” refers to collectively, Nasdaq Tallinn AS, Nasdaq Riga, AS and AB Nasdaq Vilnius.

•	“Nasdaq Clearing” refers to the clearing operations conducted by Nasdaq Clearing AB.

•	“Nasdaq Nordic” refers to collectively, Nasdaq Clearing AB, Nasdaq Stockholm AB, Nasdaq Copenhagen A/S, Nasdaq Helsinki Ltd and Nasdaq Iceland hf.

•	“The Nasdaq Stock Market” and “NASDAQ” refer to the cash equity exchange operated by The Nasdaq Stock Market LLC.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend that the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 apply to these forward-looking statements. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. Words such as “may,” “will,” “could,” “should,” “anticipates,” “envisions,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words or terms of similar substance used in connection with any discussion of expectations as to industry and regulatory developments or business initiatives and strategies, future operating results or financial performance, and other future developments identify forward-looking statements. These include, among others, statements relating to:

•	our strategic direction;

•	the integration of acquired businesses, including accounting decisions relating thereto;

•	the scope, nature or impact of acquisitions, divestitures, investments, joint ventures or other transactional activities;

•	the effective dates for, and expected benefits of, ongoing initiatives, including transactional activities and other strategic, restructuring, technology, de-leveraging and capital return initiatives;

•	our products and services;

•	the impact of pricing changes;

•	tax matters;

•	the cost and availability of liquidity and capital;

•	any litigation, or any regulatory or government investigation or action, to which we are or could become a party or which may affect us; and

•

the potential impact of the COVID-19 pandemic and the response of governments and other third parties on our business, operations, results of operations, financial condition, workforce or the operations or decisions of our customers, suppliers or business partners.

Forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following:

•	our operating results may be lower than expected;

•	our ability to consummate the Verafin Transaction on a timely basis or at all;

•	our ability to secure regulatory approvals required to complete the Verafin Transaction in a timely manner or at all;

•

our ability to successfully integrate acquired businesses or divest sold businesses or assets, including the fact that, with respect to the Verafin Transaction, any integration or transition may be more difficult, time consuming or costly than expected, and we may be unable to realize synergies from business combinations, acquisitions, divestitures or other transactional activities, including that disruption from the Verafin Transaction may make it more difficult to maintain our and Verafin’s business and operational relationships;

•

we may be unable to realize the anticipated benefits, including synergies, from the Verafin Transaction and our other business combinations, acquisitions, divestitures or other transactional activities, including the possibility that the expected benefits from the Verafin Transaction will not be realized or will not be realized within the expected time period;

•	our ability to continue to generate cash and manage our indebtedness, including increased indebtedness expected to be incurred in connection with the Verafin Transaction;

•	loss of significant trading and clearing volumes or values, fees, market share, listed companies, market data customers or other customers;

•	our ability to develop and grow our non-trading businesses, including our technology and analytics offerings;

•	our ability to keep up with rapid technological advances and adequately address cybersecurity risks;

•	economic, political and market conditions and fluctuations, including interest rate and foreign currency risk, inherent in U.S. and international operations;

•	the performance and reliability of our technology and technology of third parties on which we rely;

•	any significant error in our operational processes; and

•	adverse changes that may occur in the litigation or regulatory areas, or in the securities markets generally, or increased regulatory oversight domestically or internationally.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the uncertainty and any risk related to forward-looking statements that we make. The above list of risks and uncertainties is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully review the risks and information contained, or incorporated by reference, in this prospectus supplement or the accompanying prospectus supplement, including, without limitation, those risk factors discussed under the caption “Part I. Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 that was filed with the SEC on February 25, 2020 and those risk factors discussed in our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2020, June 30, 2020 and September 30, 2020. New factors that are not currently known to us or of which we are currently unaware may also emerge from time to time that could materially and adversely affect us. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or the accompanying prospectus. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statement, release publicly any revisions to any forward-looking statements or report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

SUMMARY

This summary highlights the information contained elsewhere, or incorporated by reference, in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus supplement and the accompanying prospectus and incorporated by reference herein.

Nasdaq, Inc.

Nasdaq, Inc. is a global technology company serving the capital markets and other industries. Our diverse offerings of data, analytics, software and services enables clients to optimize and execute their business vision with confidence.

We manage, operate and provide our products and services in four business segments: Market Services, Corporate Platforms, Investment Intelligence and Market Technology.

Market Services

Our Market Services segment includes our Equity Derivative Trading and Clearing, Cash Equity Trading, Fixed Income and Commodities Trading and Clearing, and Trade Management Services businesses. We operate multiple exchanges and other marketplace facilities across several asset classes, including derivatives, commodities, cash equity, debt, structured products and exchange traded products (“ETPs”). In addition, in some countries where we operate exchanges, we also provide broker services, clearing, settlement and central depository services. In November 2019, we sold the futures exchange business of Nasdaq Futures, Inc. (“NFX”) to a third party which acquired the core assets of NFX, including the portfolio of open interest in NFX contracts. As of June 30, 2020, all open interest was migrated to other exchanges. Also, in January 2020, management commenced an orderly wind-down of our Nordic broker services operations business. We expect this wind-down to continue through 2021.

Our transaction-based platforms provide market participants with the ability to access, process, display and integrate orders and quotes. The platforms allow the routing and execution of buy and sell orders as well as the reporting of transactions, providing fee-based revenues.

Corporate Platforms

Our Corporate Platforms segment includes our Listing Services and IR & ESG Services businesses. These businesses deliver critical capital market and governance solutions across the lifecycle of public and private companies.

Our Listing Services business includes our U.S. and European Listing Services businesses. We operate a variety of listing platforms around the world to provide multiple global capital raising solutions for private and public companies. Our main listing markets are The Nasdaq Stock Market and the Nasdaq Nordic and Nasdaq Baltic exchanges. Through Nasdaq First North, our Nordic and Baltic operations also offer alternative marketplaces for smaller companies and growth companies. Our Listing Services business also includes The NASDAQ Private Market, LLC, which provides liquidity solutions for private companies and private funds.

We continue to grow our U.S. Corporate Bond exchange for the listing and trading of corporate bonds. This exchange operates pursuant to The Nasdaq Stock Market exchange license and is powered by the Nasdaq

Financial Framework. We also continue to grow the Nasdaq Sustainable Bond Network, a platform for increased transparency in the global sustainable bond markets.

As of September 30, 2020, there were 3,249 total listings on The Nasdaq Stock Market, including 409 ETPs. The combined market capitalization was approximately $19.2 trillion. In Europe, the Nasdaq Nordic and Nasdaq Baltic exchanges, together with Nasdaq First North, were home to 1,049 listed companies with a combined market capitalization of approximately $1.8 trillion.

Our IR & ESG Services business includes our Investor Relations Intelligence and Governance Solutions businesses, which serve both public and private companies and organizations. Our public company clients can be companies listed on our exchanges or other U.S. and global exchanges. We help organizations enhance their ability to understand and expand their global shareholder base and improve corporate governance through our suite of advanced technology, analytics and consultative services. We provide clients with counsel on a range of governance and sustainability-related issues. Our acquisition of OneReport in February 2020 broadened our environmental, social and governance, or ESG, offerings, which also include our ESG Advisory service and our board assessment and collaboration technology.

Investment Intelligence

Our Investment Intelligence segment includes our Market Data, Index and Analytics businesses.

Our Market Data business sells and distributes historical and real-time market data to the sell-side, the buy-side, retail online brokers, proprietary trading shops, other venues, internet portals and data distributors. Our market data products enhance transparency of market activity within our exchanges and provide critical information to professional and non-professional investors globally.

Our Index business develops and licenses Nasdaq-branded indexes, associated derivatives and financial products and sells and distributes historical and real-time index data. As of September 30, 2020, we had 335 ETPs licensed to Nasdaq’s indexes which had $313 billion in assets under management.

Our Analytics business is a leading content and analytics cloud-based solutions provider used by asset managers, investment consultants and asset owners to help facilitate better investment decisions. In March 2020, we acquired Solovis, which offers multi-asset class, public and private market portfolio management, analytics, and reporting tools used by institutional investors and consultants.

Market Technology

Powering over 100 market infrastructure operators in more than 50 countries, our Market Technology segment is a leading global technology solutions provider and partner to exchanges, clearing organizations, central securities depositories, regulators, banks, brokers, buy-side firms and corporate businesses. Our Market Technology business is the sales channel for our complete global offering to other marketplaces. Our solutions can handle a wide array of assets, including but not limited to cash equities, equity derivatives, currencies, various interest-bearing securities, commodities, energy products and digital currencies. Our solutions can also be used in the creation of new asset classes, and non-capital markets customers, including those in insurance liabilities securitization, cryptocurrencies and sports wagering. During the third quarter of 2020, we announced the launch of the cloud-deployed Nasdaq Automated Investigator, an automated solution for investigating anti-money laundering for retail and commercial banks and other financial institutions.

Nasdaq’s market technology is utilized by leading markets in the U.S., Europe and Asia, as well as emerging markets in the Middle East, Latin America and Africa. Additionally more than 170 market participants leverage our surveillance technology globally to manage their integrity obligations and assist them in complying with market rules, regulations and internal market surveillance policies.

Corporate Information

We are incorporated in Delaware. Our executive offices are located at 151 W. 42nd Street, New York, New York, 10036 and our telephone number is (212) 401-8700. Our web site is http://www.nasdaq.com. Information contained on our web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Recent Developments

Acquisition of Verafin Holdings, Inc.

On November 18, 2020, we entered into a share purchase agreement (the “Verafin Transaction Agreement”) with Osprey Acquisition Corporation, a wholly owned subsidiary of Nasdaq, Verafin Holdings Inc. (“Verafin”), certain shareholders of Verafin, and Shareholder Representative Services LLC, solely in its capacity as the representative of the selling shareholders, pursuant to which we will acquire all of the outstanding common shares of Verafin, an industry pioneer in anti-financial crime management solutions, for an aggregate purchase price of $2.75 billion, subject to certain customary closing adjustments. We expect the transaction to close in the first quarter of 2021, subject to customary closing conditions, including the receipt of required regulatory approvals. One of Nasdaq’s acquisition investment criteria relates to delivering non-GAAP earnings per share growth, and the acquisition of Verafin is expected to deliver earnings per share accretion beginning in 2022 (only on a non-GAAP basis).

In connection with the Verafin Transaction Agreement, we obtained a commitment letter (as amended, modified or supplemented to the date of this prospectus supplement, the “Commitment Letter”) from JPMorgan Chase Bank, N.A., Bank of America, N.A., BofA Securities, Inc, Goldman Sachs Bank USA, Morgan Stanley Bank, N.A. and certain other financial institutions (collectively, the “Commitment Parties”), pursuant to which certain of the Commitment Parties initially agreed to provide, subject to the satisfaction of customary closing conditions, up to $2.5 billion of senior bridge term loans (the “Bridge Facility”) for the purpose of financing all or a portion of the consideration payable by us pursuant to the Verafin Transaction Agreement and certain related amounts. For purposes hereof, the term “Verafin Transaction” means the Company’s acquisition of Verafin.

On December 1, 2020 (the “Revolver Amendment Effective Date”), the Company notified certain Commitment Parties of its election to immediately and permanently reduce $500 million of the commitments under the Commitment Letter. After giving effect to such reduction, and prior to giving effect to this offering, the aggregate commitments of the Commitment Parties under the Commitment Letter are $2 billion.

The Bridge Facility will be reduced on a dollar-for-dollar basis by the net proceeds of this offering and by the amount of any commitments under the new term loan facility (as defined below), if and when effective. Although we do not currently expect to make any borrowings under the Bridge Facility, there can be no assurance that such borrowings will not be made.

Amendment of Revolving Credit Agreement; New Revolving Credit Agreement; New Term Loan Agreement

On the Revolver Amendment Effective Date, the Company entered into an amendment to its $1 billion senior unsecured revolving credit facility maturing on April 25, 2022 (the “2017 Credit Facility”), which amended the financial covenants therein and limited the conditionality to borrowings under the 2017 Credit Facility to finance the Verafin Transaction and certain related obligations, among other things.

Prior to the consummation of the Verafin Transaction, the Company expects to refinance the 2017 Credit Facility with a new 5-year unsecured revolving credit agreement (the “replacement revolving credit facility”) of up to $1.25 billion, borrowings under which will be available for general corporate purposes and (subject to satisfaction of limited conditions) to finance the Verafin Transaction and certain related obligations. At or prior to the consummation of the Verafin Transaction, in order to finance such transaction and certain related obligations, the Company also anticipates issuing commercial paper and/or borrowing under a new three-year unsecured term loan credit facility (the “new term loan facility”) in an aggregate principal amount of up to $2.5 billion less the aggregate principal amount of Notes offered hereby. However, there can be no assurance that such refinancing or such borrowings or issuances will be consummated or made.

THE OFFERING

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the Notes, see “Description of the Notes” herein and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Nasdaq, Inc.

Notes Offered

$600 million aggregate principal amount of 0.445% Senior Notes due 2022 (“2022 Notes”)

$650 million aggregate principal amount of 1.650% Senior Notes due 2031 (“2031 Notes”)

$650 million aggregate principal amount of 2.500% Senior Notes due 2040 (“2040 Notes”)

Maturity	2022 Notes: December 21, 2022 2031 Notes: January 15, 2031 2040 Notes: December 21, 2040

Interest

2022 Notes: 0.445% per year

2031 Notes: 1.650% per year

2040 Notes: 2.500% per year

The interest rate payable on the Notes will be subject to adjustment from time to time as described under “Description of the Notes—Interest Rate Adjustment.” Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. See “Description of the Notes—Principal, Maturity and Interest.”

Interest Payment Dates

2022 Notes: June 21 and December 21 of each year, beginning on June 21, 2021

2031 Notes: January 15 and July 15 of each year, beginning on July 15, 2021

2040 Notes: June 21 and December 21 of each year, beginning on June 21, 2021

Priority	The Notes will be our general unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated obligations, including our 4.25% Senior Notes due 2024, 1.75% Senior Notes due 2023, 3.85% Senior Notes due 2026, 1.75% Senior Notes due 2029, 0.875% Senior Notes due 2030, 3.25% Senior Notes due 2050, commercial paper issuances and the 2017 Credit Facility, and if applicable, the replacement revolving credit facility and/or the new term loan facility.

Holders of any of our existing or future secured indebtedness and other secured obligations will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness and other obligations, in the event of any bankruptcy, liquidation or similar proceeding.

As of September 30, 2020, after giving effect to this offering and incurrences of debt under the Bridge Facility or anticipated replacements thereof and any other debt incurred to finance the Verafin Transaction, we would have had approximately $6.1 billion aggregate principal amount of senior unsecured indebtedness outstanding, and we would have had no material secured indebtedness or other secured obligations outstanding.

The Notes will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables, which may be material. As of September 30, 2020, after giving effect to this offering and incurrences of debt under the Bridge Facility or anticipated replacements thereof and any other debt incurred to finance the Verafin Transaction, our direct and indirect subsidiaries would have had approximately $3.6 billion of indebtedness outstanding to which the Notes would have been structurally subordinated.

No Guarantees	The Notes will not be guaranteed by any of our subsidiaries.

Further Issues	We may create and issue further notes ranking equally and ratably in all respects with any series of Notes being offered hereby, so that such further notes will be consolidated and form a single series with such series of Notes being offered hereby and will have the same terms as to status or otherwise; provided that any further notes that are not fungible for U.S. federal income tax purposes with any series of Notes will have a different CUSIP number. We may also create and issue further notes of a different series than the Notes. See “Description of the Notes—Further Issues.”

Optional Redemption

We may redeem all or a portion of the 2022 Notes at our option at any time prior to December 21, 2021 (12 months before their maturity date (the “2022 Notes Par Call Date”)), at the “make-whole” redemption price applicable to such Notes described under “Description of the Notes—Redemption—Optional Redemption” (assuming such Notes matured on the 2022 Notes Par Call Date). At any time on or after the 2022 Notes Par Call Date, the 2022 Notes will be redeemable, as a whole or in part, at our option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the 2022 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem all or a portion of the 2031 Notes at our option at any time prior to October 15, 2030 (3 months before their maturity date (the “2031 Notes Par Call Date”)), at the “make-whole” redemption price applicable to such Notes described under “Description of the Notes—Redemption—Optional Redemption” (assuming such Notes matured on the 2031 Notes Par Call Date). At any time on or after the 2031 Notes Par Call Date, the 2031 Notes will be redeemable, as a whole or in part, at our option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the 2031 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem all or a portion of the 2040 Notes at our option at any time prior to June 21, 2040 (6 months before their maturity date (the “2040 Notes Par Call Date”)), at the “make-whole” redemption price applicable to such Notes described under

“Description of the Notes—Redemption—Optional Redemption” (assuming such Notes matured on the 2040 Notes Par Call Date). At any time on or after the 2040 Notes Par Call Date, the 2040 Notes will be redeemable, as a whole or in part, at our option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the 2040 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Special Mandatory Redemption	If (x) the consummation of the Verafin Transaction does not occur on or before
February 18, 2022 or (y) we notify the Trustee that (i) the Verafin Transaction Agreement has been terminated in accordance with its terms prior to the consummation of the Verafin Transaction or (ii) the Company will not pursue the consummation of the Verafin Transaction, we will be required to be redeem the Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date. See “Description of the Notes—Redemptions—Special Mandatory Redemption.”

Certain Covenants	We will issue the Notes under an indenture that will, among other things, limit our ability to:

• consolidate, merge or sell all or substantially all of our assets;

• create liens; and

• enter into sale and leaseback transactions.

All of these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	The net proceeds from the offering of the Notes, after deducting the underwriting discount and our estimated offering expenses, will be approximately $1,882 million. We expect to use the net proceeds from the offering of the Notes, together with cash on hand and proceeds of other incurrences of indebtedness (which may include, among other things, commercial paper, the new term loan facility and/or the replacement revolving credit facility), to fund the cash consideration payable by us pursuant to the Verafin Transaction Agreement, to repay certain outstanding indebtedness of Verafin and its subsidiaries and to pay related expenses and for general corporate purposes, which may include, without limitation, the repayment of indebtedness or the funding of other future acquisitions. See “Use of Proceeds.”

Denominations	The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Absence of Public Market	The Notes are new securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market making activities with respect to the Notes without notice to you or us.

Listing	We do not intend to apply for a listing of the Notes on any securities exchange.

Governing Law	The Notes and the indenture under which they will be issued will be governed by New York law.

Trustee	Wells Fargo Bank, National Association.

Risk Factors	Investing in the Notes involves risk. See “Risk Factors” and the other information included in or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the Notes.

RISK FACTORS

Investing in the Notes involves risk. You should consider carefully the following risks and all of the information set forth or incorporated by reference in this prospectus supplement, including the risks and uncertainties described under the heading “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and elsewhere in our public filings before investing in the Notes offered by this prospectus supplement.

Risks Relating to the Notes

The Notes will be structurally junior to the indebtedness and other liabilities of our subsidiaries.

We are a holding company with minimal direct operating businesses other than the equity interests of our subsidiaries. We require dividends and other payments from our subsidiaries to meet cash requirements and to pay dividends on our common stock. Minimum capital requirements mandated by regulatory authorities having jurisdiction over some of our regulated subsidiaries indirectly restrict the amount of dividends paid upstream. If our subsidiaries are unable to pay dividends and make other payments to us when needed, we may be unable to satisfy our obligations, which would have a material adverse effect on our business, financial condition and operating results.

You will not have any claim as a creditor against our subsidiaries, and all existing and future indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to the Notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of any of our subsidiaries, the rights of the holders of the Notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the Notes will be structurally subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our subsidiaries, which may be material.

As of September 30, 2020, after giving effect to this offering and incurrences of debt under the Bridge Facility or anticipated replacements thereof and any other debt incurred to finance the Verafin Transaction, our direct and indirect subsidiaries had $3.6 billion of indebtedness outstanding to which the Notes would have been structurally subordinated. Our subsidiaries generate substantially all of our revenues and net income and own substantially all of our assets. As of September 30, 2020, giving effect to the Verafin Transaction, our subsidiaries held approximately 93% of our consolidated assets. In addition, the indenture will not restrict these subsidiaries from incurring additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

The Notes will be effectively subordinated to all of our existing and future secured indebtedness and other secured obligations.

The Notes will not be secured by any of our assets. As a result, the indebtedness represented by the Notes will be effectively subordinated to any existing and future secured indebtedness we have incurred or may incur, as well as to other secured obligations, in each case to the extent of the value of the assets securing such indebtedness. The terms of the indenture will permit us to incur secured debt subject to certain limitations, and the amount of such secured debt could be significant. In addition, the indenture will not contain any limitation on our ability to incur secured obligations that do not constitute indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a claim to their collateral superior to that of the Notes. See “Description of the Notes—Certain Covenants—Limitations on Liens.”

Downgrades or other changes in our credit ratings could affect our financial results and reduce the market value of the Notes.

The credit ratings assigned to the Notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, the Notes. A rating is not a recommendation to purchase, hold or sell our debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of our debt securities is based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could decrease the value of the Notes, increase our cost of borrowing or require certain actions to be performed to rectify such a situation. The reduction, suspension or withdrawal of the ratings of our debt securities will not, in and of itself, constitute an event of default under the indenture governing the Notes.

We may choose to redeem the Notes when prevailing interest rates are relatively low.

The Notes are redeemable at any time at our option, and we may choose to redeem some or all of the Notes from time to time, especially when prevailing interest rates are lower than the rates borne by the Notes. If prevailing rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable investment at an effective interest rate as high as the interest rates on the Notes being redeemed. See “Description of the Notes—Redemption—Optional Redemption.”

There is no current public market for the Notes and a market may not develop.

The Notes are new securities for which there is currently no established market. We cannot guarantee:

•	the liquidity of any market that may develop for the Notes;

•	your ability to sell the Notes; or

•	the price at which you might be able to sell the Notes.

Liquidity of any market for the Notes and future trading prices of the Notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results; and

•	the market for similar securities.

The underwriters have advised us that they currently intend to make markets in the Notes, but they are not obligated to do so and may cease any market-making at any time without notice. We do not intend to apply for listing of the Notes on any securities exchange. As a result, it may be difficult for you to find a buyer for the Notes at the time you want to sell them and, even if you find a buyer, you might not receive the price you want.

The indenture governing the Notes will not limit our ability to incur future indebtedness, pay dividends, repurchase securities, engage in transactions with affiliates or engage in other activities, which could adversely affect our ability to pay our obligations under the Notes.

The indenture governing the Notes will not contain any financial maintenance covenants and will contain only limited restrictive covenants. The indenture will not limit our or our subsidiaries’ ability to incur additional indebtedness, issue or repurchase securities, pay dividends or engage in transactions with affiliates. We, therefore, may pay dividends, incur additional debt, including secured indebtedness in certain circumstances or indebtedness by, or other obligations of, our subsidiaries to which the Notes would be structurally subordinated, repurchase securities, engage in transactions with affiliates or engage in other activities, which would adversely affect our ability to pay our obligations under the Notes. Our ability to incur additional indebtedness and use our funds for numerous purposes may limit the funds available to pay our obligations under the Notes. See “Description of the Notes—Certain Covenants.”

If we do not complete the Verafin Transaction on or prior to February 18, 2022 or if we notify the Trustee that the Verafin Transaction Agreement has been terminated in accordance with its terms prior to the consummation of the Verafin Transaction or that the Company will not pursue the consummation of the Verafin Transaction, we will be required to redeem the Notes and may not have or be able to obtain all the funds necessary to redeem the Notes. In addition, if we are required to redeem the Notes, you may not obtain your expected return on the Notes.

We may not be able to consummate the Verafin Transaction within the timeframe specified under “Description of the Notes—Redemption—Special Mandatory Redemption.” Our ability to consummate the Verafin Transaction is subject to various closing conditions, many of which are beyond our control, and we may not be able to consummate the Verafin Transaction. If we are not able to consummate the Verafin Transaction on or prior to February 18, 2022 or if we notify the Trustee that the Verafin Transaction Agreement has been terminated in accordance with its terms prior to the consummation of the Verafin Transaction or that the Company will not pursue the consummation of the Verafin Transaction, we will be required to redeem all Notes at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. However, there is no escrow account or security interest for the benefit of the noteholders and it is possible that we will not have sufficient financial resources available to satisfy our obligations to redeem the Notes. This could be the case, for example, if we or any of our subsidiaries commence a bankruptcy or reorganization case, or such a case is commenced against us or one of our subsidiaries, before we redeem the Notes. In addition, even if we are able to redeem the Notes pursuant to the special mandatory redemption provisions you may not obtain your expected return on the Notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. Your decision to invest in the Notes is made at the time of the offering of the Notes. You will have no rights under the special mandatory redemption provisions as long as the Verafin Transaction is consummated on or prior to February 18, 2022 nor will you have any right to require us to repurchase your Notes if, between the closing of the Notes offering and the closing of the Verafin Transaction, we experience any changes in our business or financial condition, or if the terms of the Verafin Transaction or the financing thereof change.

We may not be able to repurchase the Notes upon a change of control triggering event.

Unless we have exercised our right to redeem the Notes as described in the indenture, upon a change of control triggering event, we will be required to make an offer to each holder of the Notes to repurchase all or any part of such holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. A “change of control triggering event” will occur when there is (i) a change of control involving the Company and (ii) within a specified period in relation to the change of control, the ratings of the Notes are decreased from an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services to below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. If we experience a change of control triggering event, there can be no assurance that we will have sufficient financial resources available at such time to satisfy our obligations to repurchase the Notes. Our failure to purchase the Notes as required under the indenture governing the Notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the Notes. See “Description of the Notes—Repurchase upon Change of Control Triggering Event.”

Risks Related to Our Business and Industry

The COVID-19 pandemic could have an adverse effect on our business, financial condition, liquidity or results of operations.

We are continuing to closely monitor the evolving impact of the COVID-19 pandemic on our industry and business in the United States and worldwide, including its effect on our customers, employees, vendors and other stakeholders. The COVID-19 pandemic has created significant volatility, uncertainty and economic disruption, which may adversely affect our business, financial condition, liquidity or results of operations.

While results in our Market Services business were strong in the third quarter reflecting elevated trading volumes amidst the COVID-19 pandemic, there is no assurance that such trading levels will continue. In our Corporate Platforms segment, while we have experienced strong demand for IPOs in the third quarter, we cannot predict whether investor demand for IPOs and new listings will continue for the remainder of the year. We continue to observe that certain Market Technology customers are delaying purchasing decisions or extending implementation schedules. In our Investment Intelligence segment, some customers are scrutinizing their discretionary spending, and consequently extending our sales cycle. While our licensed ETPs, and in particular our Nasdaq-100 index, have grown due to the increases in the market and net inflows, there is no assurance that such growth or volume trends will continue for the remainder of year.

As the COVID-19 pandemic and its resultant economic effects continue, existing customers in our each of our segments may reduce or cancel spending for our products and services. Additionally, our sales pipeline with new client prospects may be further affected as new clients may delay or cancel purchase decisions while they evaluate the continuing impact of COVID-19.

In response to COVID-19, we have shifted to having a majority of our staff work from home and have added additional network capacity and monitoring. However, such remote work may cause heightened cybersecurity and operational risks. Certain of our global offices have re-opened on a limited basis, or expect to re-open subject to limitations during the fourth quarter. We could face disruption to our business or operations if a significant number of our employees or any of our key employees becomes ill due to the virus. Any disruption to our ability to deliver services to our clients could result in liability to our customers, regulatory fines, penalties or other sanctions, increased operational costs or harm to our reputation and brand. This, in turn, may have an adverse effect on our business, financial condition, liquidity or results of operations.

Due to the pandemic, we may be exposed to increased credit risk from third parties, including our customers, who may be unable to pay our invoices when they become due. We also may be exposed to increased counterparty default risk, including at Nasdaq Clearing and in our Fixed Income and Commodities Trading and Clearing business, which could pose a risk to our liquidity. In addition, we may be exposed to liquidity and credit risk with respect to our investments; if the value of those investments becomes impaired, we may be required to incur charges relating to such impairments. If any of these risks materialize, we may experience adverse consequences to our operating results or ability to conduct our business.

The extent to which the COVID-19 pandemic impacts our business, financial condition, liquidity or results of operations will depend on future developments, which are uncertain and cannot be predicted, including the scope and duration of the COVID-19 pandemic, the length of time government, commercial and travel limitations are in place, the continued effectiveness of our remote work arrangements, actions taken by governmental authorities, regulators and other third parties in response to the pandemic, as well as other direct and indirect impacts on us, our exchanges, our customers, our vendors and other stakeholders. To the extent the COVID-19 pandemic adversely affects our business, financial condition, liquidity or results of operations, it may also have the effect of heightening risks described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

USE OF PROCEEDS

The net proceeds from the offering of the Notes, after deducting the underwriting discount and our estimated offering expenses, will be approximately $1,882 million. We expect to use the net proceeds from the offering of the Notes, together with cash on hand and proceeds of other incurrences of indebtedness (which may include, among other things, commercial paper, the new term loan facility and/or the replacement revolving credit facility), to fund the cash consideration payable by us pursuant to the Verafin Transaction Agreement, to repay certain outstanding indebtedness of Verafin and its subsidiaries and to pay related expenses and for general corporate purposes, which may include, without limitation, the repayment of indebtedness or the funding of other future acquisitions.

DESCRIPTION OF THE NOTES

The 0.445% Senior Notes due 2022 (the “2022 Notes”), the 1.650% Senior Notes due 2031 (the “2031 Notes”) and the 2.500% Senior Notes due 2040 (the “2040 Notes”, and together with the 2022 Notes and the 2031 Notes, the “Notes”) offered hereby will be issued under an indenture, dated as of June 7, 2013 (the “base indenture”) between Nasdaq, Inc. and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and a ninth supplemental indenture (as to the 2022 Notes), tenth supplemental indenture (as to the 2031 Notes) and eleventh supplemental indenture (as to the 2040 Notes), each to be dated as of December 21, 2020 (collectively the “supplemental indenture” and, together with the base indenture, the “indenture”). In this Description of the Notes section, “we,” “us,” “our,” “Nasdaq” or the “Company” and similar words refer to Nasdaq, Inc. and not to any of its subsidiaries.

Because this section is a summary, it does not describe every aspect of the Notes and the indenture. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the Notes and the indenture, including definitions of certain terms used therein. The terms of the Notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the “TIA.” You may obtain copies of the Notes and the indenture by requesting them from us or the Trustee.

General

The Notes:

•	will be senior unsecured obligations of ours;

•

will rank equally in right of payment with all of our other unsubordinated indebtedness from time to time outstanding, including our 4.25% Senior Notes due 2024, 1.75% Senior Notes due 2023, 3.85% Senior Notes due 2026, 1.75% Senior Notes due 2029, 0.875% Senior Notes due 2030, 3.25% Senior Notes due 2050, commercial paper issuances and indebtedness under our 2017 Credit Facility, and if applicable, the replacement revolving credit facility and/or the new term loan facility;

•	will be structurally subordinated in right of payment to all existing and future obligations of our subsidiaries, including claims with respect to trade payables; and

•

will be effectively subordinated in right of payment to all of our existing and future secured indebtedness and other secured obligations to the extent of the value of the collateral securing any such indebtedness and other obligations.

Principal, Maturity and Interest of Notes

The 2022 Notes will initially be limited to $600 million aggregate principal amount. The 2031 Notes will initially be limited to $650 million aggregate principal amount. The 2040 Notes will initially be limited to $650 million aggregate principal amount. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The 2022 Notes will bear interest at a rate of 0.445% per year. The 2031 Notes will bear interest at a rate of 1.650% per year. The 2040 Notes will bear interest at a rate of 2.500% per year.

Interest on the 2022 Notes will be payable semiannually in arrears on June 21 and December 21 of each year, beginning on June 21, 2021 and at Maturity thereof. Interest on the 2022 Notes will accrue from and including the settlement date and will be paid to holders of record on the June 6 and December 6 immediately prior to the applicable interest payment date.

Interest on the 2031 Notes will be payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2021 and at Maturity thereof. Interest on the 2031 Notes will accrue from and including the settlement date and will be paid to holders of record on the January 1 and July 1 immediately prior to the applicable interest payment date.

Interest on the 2040 Notes will be payable semiannually in arrears on June 21 and December 21 of each year, beginning on June 21, 2021 and at Maturity thereof. Interest on the 2040 Notes will accrue from and including the settlement date and will be paid to holders of record on the June 6 and December 6 immediately prior to the applicable interest payment date.

Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The 2022 Notes will mature on December 21, 2022. The 2031 Notes will mature on January 15, 2031. The 2040 Notes will mature on December 21, 2040. On the maturity date of the Notes, the holders will be entitled to receive 100% of the principal amount of such Notes. The Notes will not have the benefit of any sinking fund.

If any interest payment date, redemption date or maturity date falls on a day that is not a business day, then the relevant payment may be made on the next succeeding business day and no interest will accrue because of such delayed payment.

With respect to the Notes, when we use the term “business day” we mean any day except a Saturday, a Sunday or a day on which banking institutions in the applicable place of payment are authorized or required by law, regulation or executive order to close.

Interest Rate Adjustment

The interest rate payable on the Notes will be subject to adjustment from time to time if either Moody’s or S&P (each as defined below), or, in either case, any Substitute Rating Agency (as defined below) downgrades (or subsequently upgrades) the credit rating assigned to the Notes, in the manner described below.

If the rating from Moody’s (or any Substitute Rating Agency) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If the rating from S&P (or any Substitute Rating Agency) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on the Notes has been adjusted upward and either Moody’s or S&P (or, in either case, a Substitute Rating Agency), as the case may be, subsequently increases its rating of the Notes to any of the threshold ratings set forth above, the interest rate on the Notes will be decreased such that the interest rate for the Notes will equal the interest rate payable on the Notes on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase in rating. If Moody’s (or any Substitute Rating Agency) subsequently increases its rating of the Notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher, and S&P (or any Substitute Rating Agency) increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the Notes will be decreased to the interest rate payable on the Notes on the date of their issuance. In addition, the interest rates on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies (or any Substitute Rating Agency)) if the Notes become rated Baa1 and BBB+ (or the equivalent of either such rating, in the case of a Substitute Rating Agency) or higher by each of Moody’s and S&P (or, in either case, a Substitute Rating Agency thereof), respectively (or by one rating agency in the event the Notes are only rated by one rating agency and we have not obtained ratings from a Substitute Rating Agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a Substitute Rating Agency), shall be made independent of any and all other adjustments, provided, however, that in no event shall (1) the interest rate for the Notes be reduced to below the interest rate payable on the Notes on the date of their issuance or (2) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the date of their issuance.

No adjustments in the interest rate of the Notes shall be made solely as a result of a rating agency ceasing to provide a rating of the Notes. If at any time Moody’s or S&P ceases to provide a rating of the Notes for any reason, we will use our commercially reasonable efforts to obtain a rating of the Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables above (a) such Substitute Rating Agency will be substituted for the last rating agency to provide a rating of the Notes but which has since ceased to provide such rating, (b) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes on the date of their issuance plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency). For so long as only one of Moody’s or S&P provides a rating of the Notes and no Substitute Rating Agency is offered to replace the other rating agency, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s, S&P or a Substitute Rating Agency provides a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes on the date of their issuance.

Any interest rate increase or decrease described above will take effect on the next business day after the day on which the rating change has occurred.

If the interest rate payable on the Notes is increased as described above, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest unless the context otherwise requires.

“Substitute Rating Agency” means, in our discretion at any time and from time to time, Fitch, Inc. or any other “nationally recognized statistical rating organization” within the meaning of Section 3(a) (62) of the Exchange Act selected by us (as certified to the Trustee by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or either of them, as the case may be.

Priority

The Notes will be general unsecured obligations of ours and will rank equally in right of payment with all of our existing and future unsubordinated obligations.

Holders of any secured indebtedness and other secured obligations of the Company will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness and other obligations, in the event of any bankruptcy, liquidation or similar proceeding.

As of September 30, 2020, after giving effect to this offering and incurrences of debt under the Bridge Facility or anticipated replacements thereof and any other debt incurred to finance the Verafin Transaction, we would have had approximately $6.1 billion aggregate principal amount of senior unsecured indebtedness outstanding and no material secured indebtedness or other secured obligations outstanding.

We conduct our operations through subsidiaries. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the Notes. The Notes will not be guaranteed by any of our subsidiaries, and will therefore be “structurally” subordinated to all indebtedness and other obligations of our subsidiaries, including claims with respect to trade payables, which may be material. This means that in the event of bankruptcy, liquidation or reorganization of any of our subsidiaries, the holders of Notes will have no direct claim to participate in the assets of such subsidiary but may only recover by virtue of our equity interest in our subsidiaries (except to the extent we have a claim as a creditor of such subsidiary). Holders of all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables and claims of lessors under leases, have the right to be satisfied in full prior to our receipt of any payment as any equity owner of our subsidiaries. As of September 30, 2020, after giving effect to this offering and incurrences of debt under the Bridge Facility or anticipated replacements thereof and any other debt incurred to finance the Verafin Transaction, our direct and indirect subsidiaries would have had approximately $3.6 billion of indebtedness outstanding to which the Notes would have been structurally subordinated.

Further Issues

The 2022 Notes will constitute a separate series of debt securities under the indenture, initially limited to $600,000,000. The 2031 Notes will constitute a separate series of debt securities under the indenture, initially limited to $650,000,000. The 2040 Notes will constitute a separate series of debt securities under the indenture, initially limited to $650,000,000. Under the indenture, we may, without the consent of the holders of the Notes, issue additional Notes of the same or a different series from time to time in the future in an unlimited aggregate principal amount; provided that if any such additional Notes are not fungible with any series Notes offered hereby (or any other tranche of additional Notes) for U.S. federal income tax purposes, then such additional Notes will have different CUSIP numbers than such series of Notes offered hereby (or any such other tranche of additional Notes). The Notes offered hereby and any additional Notes of the same series would rank equally and ratably and would be treated as a single class for all purposes under the indenture. This means that, in circumstances where the indenture provides for the holders of debt securities of any series to vote or take any action, any of the outstanding Notes, as well as any additional Notes that we may issue by reopening such series, will vote or take action as a single class.

Payment of Additional Amounts by a Foreign Successor Issuer

A Foreign Successor Issuer is any entity that is organized in a jurisdiction other than the United States, any state thereof or the District of Columbia and becomes a successor of Nasdaq, Inc. as a result of a merger of Nasdaq, Inc. with and into such entity after the date hereof in accordance with the provisions set forth in “Certain Covenants—Merger, Consolidation or Sale of Assets.”

All payments made under or with respect to the Notes by any Foreign Successor Issuer will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which such Foreign Successor Issuer is organized, resident or doing business for tax purposes or from or through which such Foreign Successor Issuer makes any payment on the Notes, in each case, or any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), unless such Foreign Successor Issuer or any other applicable withholding agent is required to withhold or deduct Taxes by law. For the avoidance of doubt a Relevant Taxing Jurisdiction shall not include the United States, any state thereof or the District of Columbia. If a Foreign Successor Issuer or any other applicable withholding agent is required by law to make any such withholding or deduction, the Foreign Successor Issuer, subject to the exceptions listed below, will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each beneficial owner of the Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the beneficial owner would have received if such Taxes had not been withheld or deducted (provided that if the applicable withholding agent is a person other than a Foreign Successor Issuer, the Additional Amounts payable by the Foreign Successor Issuer under “—Payment of Additional Amounts by a Foreign Successor Issuer” shall not exceed the Additional Amounts that would have been payable by the Foreign Successor Issuer under “—Payment of Additional Amounts by a Foreign Successor Issuer” had the Foreign Successor Issuer been the applicable withholding agent (i.e., had the Foreign Successor Issuer made payments directly to the applicable beneficial owner of the Notes)).

A Foreign Successor Issuer will not, however, pay Additional Amounts to a holder or beneficial owner of Notes:

(a)

to the extent the Taxes giving rise to such Additional Amounts would not have been imposed, withheld or deducted but for the holder’s or beneficial owner’s present or former connection with the Relevant Taxing Jurisdiction (other than any connection resulting from the acquisition, ownership, holding or disposition of Notes, the receipt of payments thereunder and/or the exercise or enforcement of rights under any Notes);

(b)

to the extent the Taxes giving rise to such Additional Amounts would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of Notes, following the Foreign Successor Issuer’s written request addressed to the holder or beneficial owner, to the extent such holder or beneficial owner is legally eligible to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(c)	with respect to any estate, inheritance, gift, sales, transfer, personal property, wealth or any similar Taxes;

(d)

if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed on such payment had the holder been the beneficiary, partner or sole beneficial owner, as the case may be, of such Note (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or sole beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or sole beneficial owner);

(e)

to the extent the Taxes giving rise to such Additional Amounts would not have been imposed, withheld or deducted but for the presentation by the holder or beneficial owner of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(f)

with respect to any withholding or deduction required pursuant to current Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version as described above) or any related fiscal or regulatory legislation, rules or official administrative practice adopted pursuant to any intergovernmental agreement entered into in connection with implementing any of the foregoing; or

(g)	any combination of items (a), (b), (c), (d), (e) and (f).

A Foreign Successor Issuer will (i) make any such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Foreign Successor Issuer will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Foreign Successor Issuer will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Foreign Successor Issuer, such other documentation that provides reasonable evidence of such payment by the Foreign Successor Issuer.

At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Foreign Successor Issuer will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 35th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), the Foreign Successor Issuer will deliver to the Trustee an officers’ certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. The Foreign Successor Issuer will promptly publish a notice in accordance with the provisions set forth in “—Notices” stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

In addition, a Foreign Successor Issuer will pay any stamp, issue, registration, court, documentation, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time after the merger described above in respect of the execution, issuance, registration or delivery of the Notes or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time after the merger described above as a result of, or in connection with, any payments made pursuant to the Notes and/or the enforcement of the Notes and/or any other such document or instrument.

The obligations described under this heading will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any successor Person to any Foreign Successor Issuer (other than a Person organized under the laws of the United States, any state thereof or the District of Columbia) and to any jurisdiction in which such successor is organized, resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents, or, in each case, any department or political subdivision thereof.

Whenever the applicable indenture or this “Description of the Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such reference includes the payment of Additional Amounts as described hereunder, if applicable.

Redemption

Optional Redemption

The Notes of a series will be redeemable, in whole, at any time, or in part, from time to time, at our option, prior to the Par Call Date in respect of such series at a redemption price (the “make-whole redemption price”)

equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (assuming the Notes of such series matured on the Par Call Date of such series of Notes and exclusive of interest accrued and unpaid as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus (in the case of the 2022 Notes) 5 basis points, (in the case of the 2031 Notes) 12.5 basis points or (in the case of the 2040 Notes) 15 basis points, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. However, if the redemption date is after a record date and on or prior to a corresponding interest payment date, the interest will be paid on the redemption date to the holder of record on the record date.

Notwithstanding the foregoing, at any time on or after the Par Call Date in respect of a series of Notes, the Notes of such series will be redeemable, in whole at any time, or in part, from time to time, at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

For purposes of this Description of the Notes, “Par Call Date” in respect of a series of Notes shall mean the date set forth under the heading “Par Call Date” below across from the name of such series of Notes.

Series of Notes	Par Call Date
2022 Notes	December 21, 2021 (12 months before their maturity date)
2031 Notes	October 15, 2030 (3 months before their maturity date)
2040 Notes	June 21, 2040 (6 months before their maturity date)

Notice of any redemption will be mailed at least 10 days, but not more than 60 days, before the redemption date to each registered holder of Notes to be redeemed. Any notice of redemption will be given prior to the applicable redemption date and any such notice of redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of securities offerings or other corporate transactions. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes (or portion thereof) to be redeemed on such redemption date.

“Comparable Treasury Issue” means that United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming the Notes matured on the Par Call Date applicable thereto) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the Notes (assuming the Notes matured on the Par Call Date applicable thereto).

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means a Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of (i) J.P. Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC (or their respective affiliates that are primary U.S. Government securities dealers in New York City (a “Primary Treasury Dealer”)), provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue

(expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If we elect to redeem less than all of a series of the Notes, and such Notes are at the time represented by a global note, then the depositary will select by lot the particular interests to be redeemed. If we elect to redeem less than all of a series of Notes, and any of such Notes are not represented by a global note, then the Trustee will select the particular Notes to be redeemed in a manner it deems appropriate and fair (and the depositary will select by lot the particular interests in any global note to be redeemed).

We may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.

Special Mandatory Redemption

If (x) the consummation of the Verafin Transaction does not occur on or before February 18, 2022 (the “Extended Termination Date”) or (y) we notify the Trustee that (i) the Verafin Transaction Agreement has been terminated in accordance with its terms prior to the consummation of the Verafin Transaction or (ii) the Company will not pursue the consummation of the Verafin Transaction (the earlier of the date of delivery of such notice described in clause (y) and the Extended Termination Date, the “special mandatory redemption trigger date”), we will be required to redeem all and not less than all of the Notes then outstanding by a date no later than 10 business days after the special mandatory redemption trigger date (the “special mandatory redemption end date”) at a redemption price equal to 101% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the special mandatory redemption date (the “special mandatory redemption price”).

In the event that we become obligated to redeem the Notes pursuant to the foregoing paragraph, we will promptly, and in any event not more than five business days after the special mandatory redemption trigger date, deliver notice to the Trustee of the special mandatory redemption and the date upon which the Notes will be redeemed (the “special mandatory redemption date,” which date shall be no later than the special mandatory redemption end date). The Trustee will then promptly deliver such notice to each holder of Notes at its registered address. Unless we default in payment of the special mandatory redemption price, on and after such special mandatory redemption date, interest will cease to accrue on the Notes and the indenture will be discharged and cease to be of further effect as to all Notes.

“Verafin Transaction” means the Company’s acquisition of Verafin.

“Verafin Transaction Agreement” means that certain Share Purchase Agreement, dated as of November 18, 2020, among the Company, Osprey Acquisition Corporation, a wholly owned subsidiary of the Company, Verafin Holdings Inc. (“Verafin”), certain shareholders of Verafin, and Shareholder Representative Services LLC, solely in its capacity as the representative of the selling shareholders.

Tax Redemption

If, as a result of:

(a)

any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction which is announced and becomes effective after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date); or

(b)

any amendment to, or change in, the official application or official interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction which is announced and becomes effective after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date), such Foreign Successor Issuer would be obligated to pay, on the next date for any payment, Additional Amounts as described above under “—Payment of Additional Amounts by a Foreign Successor Issuer” with respect to the Relevant Taxing Jurisdiction, which such Foreign Successor Issuer reasonably determines it cannot avoid by the use of reasonable measures available to it, then such Foreign Successor Issuer may redeem all, but not less than all, of the Notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Prior to the giving of any notice of redemption described in this paragraph, a Foreign Successor Issuer will deliver to the Trustee:

(a)

a certificate signed by an officer of such Foreign Successor Issuer stating that the obligation to pay the Additional Amounts cannot be avoided by such Foreign Successor Issuer’s taking reasonable measures available to it; and

(b)

a written opinion of independent legal counsel to such Foreign Successor Issuer of recognized standing to the effect that such Foreign Successor Issuer has or will become obligated to pay such Additional Amounts as a result of a change, amendment, official interpretation or application described above.

A Foreign Successor Issuer will deliver a notice of any optional redemption of the Notes described above to each registered holder of the Notes in accordance with the provisions of the indenture described under “—Notices.” No such notice of redemption may be given more than 60 days before or 365 days after the Foreign Successor Issuer first becomes liable to pay any Additional Amounts.

Repurchase upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs with respect to a series of Notes, unless we have exercised our right to redeem such Notes as described under “—Optional Redemption,” “—Special Mandatory Redemption” or “—Tax Redemption,” we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of each holder’s Notes of such series pursuant to the offer described below (the “Change of Control Offer”).

In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes of such series repurchased plus accrued and unpaid interest, if any, on the Notes of such series repurchased to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event with respect to the Notes of a series or, at our option, prior to any Change of Control (as defined below) but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control, we will be required to mail a notice to holders of the Notes of such series, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date will be no earlier than 30 and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by such Notes and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of such Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of

Control Offer provisions of the Notes or the indenture, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes or the indenture by virtue of such conflict.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes of the applicable series or portions of Notes of the applicable series properly tendered pursuant to the Change of Control Offer;

•

deposit with the paying agent for the Notes of the applicable series an amount equal to the Change of Control Payment in respect of all Notes of such series or portions of Notes of the applicable series properly tendered; and

•

deliver or cause to be delivered to the Trustee or the paying agent for the Notes of the applicable series properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes of the applicable series or portions of Notes of the applicable series being purchased by us.

The paying agent for the Notes of the applicable series will be required to promptly mail, to each holder who properly tendered Notes of the applicable series, the purchase price for such Notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the Notes of the applicable series surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes of the applicable series properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event. In addition, we will not purchase any Notes of the applicable series if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture, other than a default in the payment of the Change of Control Payment.

“Below Investment Grade Rating Event” with respect to the Notes of any series means the ratings of the Notes of such series are decreased from an Investment Grade Rating by each of the Rating Agencies to below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the rating of the Notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of “Change of Control Triggering Event” hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the holders of the Notes of such series in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than us or one of our Subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock; or (4) the first day on which a majority of the members of our board of directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person or Group (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to a series of Notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event with respect to such series of Notes occurring in respect of that Change of Control.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the Notes; or (2) was nominated or approved for election, elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, approval, election or appointment (either by a specific vote or by approval of the proxy statement issued by us in which such member was named as a nominee for election as a director). “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, firm, limited liability company, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that we select (as certified by an executive officer of ours) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings Services (a division of S&P Global Inc.) or any successor to the rating agency business thereof.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The definition of “Change of Control” includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to purchase your Notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets may be uncertain.

Certain Covenants

The indenture will contain, among others, the following covenants:

Merger, Consolidation or Sale of Assets

Under the terms of the indenture, we will be permitted to consolidate or merge with another entity or to sell, transfer or otherwise convey all or substantially all of our assets to another entity, subject to our meeting all of the following conditions:

•

the resulting entity (if other than us) must (x) be a Person organized under the laws of any U.S. jurisdiction, the United Kingdom or any country that is a member country of the European Union on the issue date of the Notes and (y) deliver a supplemental indenture by which such surviving entity expressly assumes our obligations under the indenture; and

•

immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing.

In the event that we consolidate or merge with another Person or sell all or substantially all of our assets to another Person, the surviving Person will be substituted for us under the indenture, and we will be discharged from all of our obligations under the indenture.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Limitations on Liens

We may not, and may not permit any of our Significant Subsidiaries (as defined below) to, create or permit to exist any Lien (as defined below) on any Principal Property (as defined below) of ours or any of our Significant Subsidiaries (or on any stock of a Significant Subsidiary), whether owned on the date of issuance of the Notes or thereafter acquired, to secure any Indebtedness (as defined below) (any such Lien, a “Subject Lien”), unless we contemporaneously secure the Notes (together with, if we so determine, any other Indebtedness of or guaranty by us or such Significant Subsidiary then existing or thereafter created that is not subordinated to the Notes) equally and ratably with (or, at our option, prior to) that obligation.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures or other instruments for money borrowed or any borrowed money or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind. We will not, however, be required to secure the Notes if the Lien consists of one or more Permitted Liens (as defined below). Under the indenture, “Permitted Liens” of any person will be defined as:

(a)

Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c)

Liens incurred or pledges or deposits made in compliance with workers’ compensation, pension liabilities, unemployment insurance and other social security laws or regulations or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)

Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e)

judgment Liens in respect of judgments, decrees, orders of any court or in connection with legal proceedings or actions at law or in equity that do not constitute an Event of Default under the indenture;

(f)

Liens arising in connection with the operations of us or any Subsidiary relating to clearing, depository, matched principal, regulated exchange or settlement activities, including without limitation, Liens on securities sold by us or any of our Subsidiaries in repurchase agreements, reverse repurchase agreements, sell-buy-back and buy-sell-back agreements, securities lending and borrowing agreements and any other similar agreement or transaction entered into in the ordinary course of clearing, depository, matched principal and settlement operations or in the management of liabilities;

(g)

Liens on (1) any property or asset prior to the acquisition thereof, provided that such Lien may only extend to such property or asset or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after the date of this prospectus supplement, (B) (i) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary or (ii) was incurred pursuant to contractual commitments entered into before such Subsidiary became a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or extended to any other assets other than those owned by the entity becoming a Subsidiary;

(h)	any Lien existing on the issue date of the Notes;

(i)

Liens upon fixed, capital, real and/or tangible personal property acquired after the date hereof (by purchase, construction, development, improvement, capital lease, Synthetic Lease or otherwise) by us or any Significant Subsidiary, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(j)	Liens in favor of us or any Subsidiary;

(k)	Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(l)

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (f), (g), (h), (i), (j) and (k); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(m)

Liens securing our obligations or those of any Subsidiary of ours in respect of any swap agreements or other hedging arrangements entered into (1) in the ordinary course of business and for non-speculative purposes or (2) solely in order to serve clearing, depository, regulated exchange or settlement activities in respect thereof;

(n)

easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of us and our Subsidiaries taken as a whole;

(o)

Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to a share repurchase program; and

(p)

Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by the subsection “—Merger, Consolidation or Sale of Assets”).

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset which is owned or leased by us or any of our Significant Subsidiaries the net book value of which on the date as of which the determination is being made exceeds 2% of our Consolidated Net Tangible Assets, unless our board of directors has determined in good faith that such office, facility or capital asset is not of material importance to the total business conducted by us and our Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction (as defined below) or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Significant Subsidiary” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which we and/or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

“Synthetic Lease” means any tax retention or other synthetic lease which is treated as an operating lease under United States generally accepted accounting principles, but the liabilities under which are or would be characterized as indebtedness for tax purposes.

Limitations on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction (as defined below) with respect to any Principal Property, other than (x) any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or (y) any such Sale and Lease-Back Transaction between us and one of our Subsidiaries or between our Subsidiaries, unless: (a) we or such Significant Subsidiary would be entitled to incur Indebtedness secured by a lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt (as defined below) with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes, pursuant to the covenant described above under the caption “—Limitations on Liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our board of directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the Notes of any series, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of us or of one of our Subsidiaries (other than Indebtedness that is subordinated to the Notes or Indebtedness owed to us or one of our Subsidiaries) that matures more than 12 months after its creation (including any such Indebtedness that by its terms is renewable or extendible beyond 12 months from the date of its creation, at the option of the borrower) or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary to such person.

Excepted Indebtedness

Notwithstanding the limitations on Liens and Sale and Lease-Back Transactions described above, and without limiting our or any Significant Subsidiary’s ability to issue, incur, create, assume or guarantee Indebtedness secured by Permitted Liens, we and any Significant Subsidiary will be permitted to incur Indebtedness secured by a Lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in the preceding two sections entitled “Certain Covenants—Limitations on Liens” and “Certain Covenants—Limitations on Sale and Lease-Back Transactions,” if at the time the Indebtedness is incurred and after giving effect to this Indebtedness and to the retirement of Indebtedness which is being retired substantially concurrently therewith, the sum of (a) the aggregate principal amount of all Indebtedness secured by Subject Liens other than Permitted Liens and (b) the Attributable Debt of all our Sale and Lease-Back Transactions not otherwise permitted by the provisions described under “Certain Covenants—Limitations on Sale and Lease-Back Transactions,” does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

“Consolidated Net Tangible Assets” means, at any date, the aggregate amount of assets (less applicable reserves) of the Company and its Subsidiaries after deducting therefrom (a) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms is renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in the Company’s most recent consolidated balance sheet as at the end of its fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with United States generally accepted accounting principles.

Events of Default

Holders of the Notes of a series will have specified rights if an Event of Default (as defined below) occurs.

The term “Event of Default” in respect of the Notes of a series means any of the following:

(1)	we do not pay interest on any of the Notes of such series within 30 days of its due date;

(2)	we fail to pay the principal (or premium, if any) of any Note of such series, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;

(3)	failure by us to comply with our obligations under “Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)

we remain in breach of a covenant or warranty in respect of the indenture or the Notes of such series (other than a covenant included in the indenture solely for the benefit of debt securities of another series) for 90 days after we receive a written notice of default, which notice must be sent by either the Trustee or holders of at least 25% in principal amount of the outstanding Notes of such series;

(5)	we file for bankruptcy, or other events of bankruptcy, insolvency or reorganization specified in the indenture;

(6)

we default on any indebtedness of ours or of a Significant Subsidiary having an aggregate amount of at least $200,000,000, constituting a default either of payment of principal when due and payable or which results in acceleration of the indebtedness unless the default has been cured or waived or the indebtedness discharged in full within 60 days after we have been notified of the default by the Trustee or holders of at least 25% in principal amount of the outstanding Notes of such series; or

(7)

one or more final judgments for the payment of money in an aggregate amount in excess of $200,000,000 above available insurance or indemnity coverage shall be rendered against us or any Significant Subsidiary and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed.

If an Event of Default (other than an Event of Default specified in clause (5) above) with respect to the Notes of a series has occurred, the Trustee or the holders of at least 25% in principal amount of the Notes of such series may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, the Notes of such series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of the Notes of a series required for such declaration if the Event of Default is the Company’s bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the Notes of a series may also waive certain past defaults under the indenture with respect to the Notes of such series on behalf of all of the holders of the Notes of such series. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of the Notes of the applicable series and the Trustee.

Except in cases of default, where the Trustee has special duties, the Trustee is not required to take any action under the indenture at the request of holders unless the holders offer the Trustee protection from expenses and liability satisfactory to the Trustee. If an indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of Notes of a series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee with respect to the Notes of such series. The Trustee may refuse to follow those directions in certain circumstances specified in the indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders of the Notes of a series are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the Notes of such series, the following must occur:

•	such holders must give the Trustee written notice that an Event of Default with respect to such series has occurred and remains uncured;

•

holders of at least 25% in principal amount of the Notes of such series must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the Notes on or after the due date.

Modification of the Indenture and Waiver of Rights of Holders

Under certain circumstances, we can make changes to the indenture and the Notes of a series. Some types of changes require the approval of each holder of Notes of such series, some require approval by a vote of a majority of the holders of the Notes of such series, and some changes do not require any approval at all.

Changes Requiring Approval of All Holders

First, there are changes that cannot be made to the Notes of a series without the approval of holders of all Notes of such series. These include changes that:

(1)	reduce the percentage of holders of Notes of such series who must consent to a waiver or amendment of the indenture;

(2)	reduce the rate of interest on any Note of such series or change the time for payment of interest;

(3)	reduce the principal or premium due on the Notes of such series or change the stated maturity date of the Notes of such series;

(4)	change the place or currency of payment on a Note of such series;

(5)	change the right of holders of Notes of such series to waive an existing default by majority vote;

(6)	modify the provisions of the indenture with respect to the ranking of the Notes of such series in a manner adverse to the holders of the Notes of such series;

(7)	impair the right of the holders of Notes of such series to sue for payment; or

(8)	make any change to this list of changes.

Changes Requiring a Majority Vote

The second type of change to the indenture and the Notes of a series requires a vote in favor by holders owning a majority of the principal amount of the Notes of such series. Most changes fall into this category, except as described above under “—Changes Requiring Approval of All Holders” and below under “—Changes Not Requiring Approval.” A majority vote of holders of Notes of a series is required to waive any past default with respect to such series, except a failure to pay principal, premium or interest or a default in the certain covenants and provisions of the indenture that cannot be modified or waived without the consent of each holder of Notes of such series as described above under “—Changes Requiring Approval of All Holders.”

Changes Not Requiring Approval

The third type of change does not require any vote by holders of outstanding Notes of any series. These include changes applicable to any series of Notes for, among other things, the following purposes:

(1)

to add to the covenants and agreements of the Company and to add events of default, in each case for the protection or benefit of the holders of such series of the Notes, or to surrender any right or power in the indenture conferred upon the Company;

(2)

to delete or modify any events of default with respect to such series of the Notes, the form and terms of which are being established as permitted by the indenture, and to specify the rights and remedies of the Trustee and the holders of such Notes in connection therewith;

(3)

to add to or change any of the provisions of the indenture to provide, change or eliminate any restrictions on the payment of principal of or premium, if any, on the Notes of such series; provided that any such action shall not adversely affect the interests of the holders of the Notes of such series in any material respect;

(4)

to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there are no outstanding Notes of such series created prior to the execution of such supplemental indenture that are entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(5)

to evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the Notes of such series and in the indenture or any supplemental indenture;

(6)

to evidence and provide for the acceptance of appointment under the indenture by a successor Trustee with respect to the Notes of such series and to add to or change any of the provisions of the indenture as shall be necessary for or facilitate the administration of the trusts under the indenture by more than one Trustee, pursuant to the requirements of the indenture;

(7)	to secure such series of the Notes;

(8)

to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any indenture supplemental thereto which may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture or to conform the terms of the indenture, as amended and supplemented, that are applicable to the Notes of such series to the description of the terms of such Notes in this prospectus supplement;

(9)	to add to or change or eliminate any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

(10)

to add guarantors or co-obligors with respect to such series of the Notes or to release guarantors from their guarantees of the Notes of such series in accordance with the terms of such series of the Notes; or

(11)	to make any change in such series of the Notes that does not materially adversely affect in any material respect the interests of the holders of such Notes.

Defeasance and Covenant Defeasance

We may elect either (i) to defease and be discharged from any and all obligations with respect to the Notes of a series (except as otherwise provided in the indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants that are described in the indenture (“covenant defeasance”) with respect to such series of Notes, upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment in the opinion of a nationally recognized firm of certified public accountants, to pay the principal of, premium, if any, and interest on the Notes of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the beneficial owners of the Notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. We may exercise our defeasance option with respect to the Notes of a series notwithstanding our prior exercise of our covenant defeasance option with respect to Notes of such series. If we exercise our defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated because of an Event of Default.

If we exercise our covenant defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated by reference to any covenant from which we are released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the Notes of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Satisfaction and Discharge

The indenture will at our request be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes of a series, when:

1.	either:

(A)

all Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Notes of such series which have been replaced or paid and Notes of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B)

all Notes of such series not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we have deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes of such series not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Notes that have become due and payable) or to the maturity date or redemption date, as the case may be; provided that upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit on the redemption date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the redemption date (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an officers’ certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

2.	we have paid all other sums payable under the indenture by us; and

3.

we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such series have been complied with.

The Trustee and Transfer and Paying Agent

Wells Fargo Bank, National Association, acting through its corporate trust office at 150 East 42nd Street, 40th Floor, New York, New York 10017, is the Trustee for the Notes and is acting as the transfer and paying agent for the Notes. Principal and interest on the Notes will be payable at the office of the paying agent. We may, however, pay interest by check mailed to registered holders of the Notes. At the maturity of the Notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such Notes at the office of the Trustee.

No service charge will be made for any transfer or exchange of the Notes, but we may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

In specific instances, we or the holders of a majority of the then outstanding principal amount of the Notes may remove the Trustee and appoint a successor Trustee. The Trustee may become the owner or pledgee of the Notes with the same rights, subject to conflict of interest restrictions, it would have if it were not the Trustee. The Trustee and any successor trustee must be eligible to act as trustee under Section 310(a) (1) of the TIA and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the Trustee may also serve as trustee under other indentures relating to securities issued by us or our subsidiaries and may engage in commercial transactions with us and our subsidiaries. Wells Fargo Securities, LLC, an affiliate of the Trustee, is one of the underwriters.

Payments of principal of, any premium on, and any interest on individual Notes represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the Notes. Neither we, the Trustee, any paying agent, nor the transfer agent for the Notes will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for the Notes or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing the Notes, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the Notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The payments will be the responsibility of those participants.

Notices

Notices to holders of Notes will be given by mail to the addresses of such holders as they appear in the security register.

Title

We, the Trustee and any agent of ours may treat the registered owner of any Notes as the absolute owner thereof (whether or not the Notes shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Notes

We will replace any mutilated Note at the expense of the holders upon surrender to the Trustee. We will replace Notes that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen Note, an indemnity or security satisfactory to us and the Trustee may be required at the expense of the holder of the Note before a replacement Note will be issued.

Governing Law

The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof.

Book Entry System; Global Notes

We have obtained the following information concerning the Depositary Trust Company (“DTC”), Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Except as set forth below, the Notes will initially be issued in the form of one or more global Notes. The Notes will be issued as fully-registered securities registered, at the request of DTC, in the name of Cede & Co. Except as set forth below, the global Note or Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. One fully-registered security certificate will be issued for the Notes in the aggregate principal amount of the Notes, and will be deposited with DTC or the trustee on behalf of DTC. If, however, the aggregate principal amount of the Notes exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount of the Notes and an additional certificate will be issued with respect to any remaining principal amount of the Notes. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC systems.

If you wish to hold Notes through the DTC system, you must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. For those holders of Notes outside the United States, Euroclear and Clearstream (both described below) participate in DTC through their New York depositaries (each, a “U.S. Depositary”). Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants or through other indirect participants that have access through direct participants.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global Notes through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the indenture or the Notes. The ability of Euroclear or Clearstream to take actions as a holder of the Notes under the indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. We and the Trustee will not be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures, or for the performance by direct or indirect participants of their obligations under the rules and procedures of the clearance systems.

Transfers within DTC, Euroclear and Clearstream will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold any Notes through DTC and investors who hold or will hold any Notes through Euroclear or Clearstream will be effected in DTC through the respective depositaries of Euroclear and Clearstream.

So long as DTC or its nominee is the registered owner of a global Note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global Note for all purposes under the indenture and under the Notes. Except as provided below, owners of beneficial interests in a global Note will not be entitled to have Notes represented by that global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global Note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its beneficial interest, to exercise any rights of a holder of Notes under the indenture or the global Note.

Notes represented by the global Note can be exchanged for definitive securities in registered form only if

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global Note and a successor depositary is not appointed within 90 days after receiving such notice,

•	at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed within 90 days after receiving such notice,

•	we execute and deliver to the Trustee and the registrar an officer’s certificate stating that the global Note shall be so exchangeable, or

•	an Event of Default with respect to the Notes represented by that global Note has occurred and is continuing.

A global Note that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a debt security represented by a global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Payments on the Notes represented by the global Notes will be made to DTC or its nominee, as the case may be, as the registered owner and the sole holder thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global Note and of corresponding detail information, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global Note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global Note held through such participants will be governed by standing instructions and customary practice as is now the case with notes held for the accounts of customers registered in the names of nominees for such customers. The participants will have sole responsibility for those payments.

The laws of some states require certain purchasers of Notes to take physical delivery of the Notes in definitive form. These laws may impair your ability to transfer beneficial interests in the global Note or Notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global Note or Notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

The Depository Trust Company

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act;

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•

DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC;

•

access to the DTC system is also available to others such as securities brokers, dealers, banks, trust companies and others that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its participants are on file with the SEC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Clearstream and Euroclear

We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that Clearstream is a limited liability company organized under Luxembourg law as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

We understand that the Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

We have provided the descriptions of the operations and procedures of Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters, the Trustee or the Paying Agent takes any responsibility for these operations or procedures, and you are urged to contact Clearstream and Euroclear or their participants directly to discuss these matters.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain U.S. federal income tax considerations that may be relevant to Non-U.S. Holders (as defined below) with respect to the ownership and disposition of the Notes acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Code, the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and current administrative rulings and practice, all as in effect and available as of the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect. Any such change or different interpretation could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their individual circumstances or the U.S. federal income tax considerations applicable to Non-U.S. Holders that are subject to special treatment under the U.S. federal income tax laws (including, for example, entities treated as partnerships for United States federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, traders in securities that elect a mark-to-market method of accounting, holders liable for the alternative minimum tax, tax exempt entities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. trusts and estates that have U.S. beneficiaries, dealers or traders in securities or currencies, and persons in special situations, such as those who hold the Notes as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment comprised of the Notes and one or more other investments). This discussion applies only to Non-U.S. Holders that purchase Notes in the initial offering at their original “issue price” (i.e., the first price at which a substantial amount of the Notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address tax considerations applicable to subsequent purchasers of the Notes. In addition, this discussion does not describe any tax considerations of the ownership or disposition of the Notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, does not address any tax considerations with respect to FATCA (which for this purpose means Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder) and does not address any U.S. federal tax laws other than those pertaining to the income tax (such as the U.S. federal gift or estate tax), nor does it address any state, local or foreign tax considerations. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

This discussion is for general information only and is not intended to constitute a complete description of all tax considerations relating to the ownership and disposition of Notes. Prospective purchasers of the Notes should consult their tax advisors concerning the particular U.S. federal tax consequences to them of owning and disposing of the Notes, as well as the application and effect of any state, local and foreign income and other tax laws.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a Note (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in or organized under the law of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the U.S. federal income tax treatment of a partner in such entity will generally depend upon the status of the partner and the activities of the entity. A partnership considering an investment in the Notes, and partners in such a partnership, should consult their tax advisors concerning the U.S. federal income tax consequences to them of owning and disposing of Notes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSIDERATIONS TO IT OF THE OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

Payments of Interest

Subject to the discussion below under “—Information Reporting and Backup Withholding,” payments of interest on the Notes to a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

(1)	such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States;

(2)

the Non-U.S. Holder does not actually or constructively own stock possessing 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code and the Treasury Regulations;

(3)	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

(4)	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

(5)

either (A) the beneficial owner of the Notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN (or successor form) in the case of individuals or IRS Form W-8BEN-E (or successor form) in the case of entities certifying, that it is not a “United States person” (as defined in the Code) and providing its name and address and renews the certificate periodically as required by the Treasury Regulations or (B) a financial institution that holds Notes on behalf of the Non-U.S. Holder certifies to the applicable withholding agent, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, from the beneficial owner and provides the applicable withholding agent with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to such Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Interest paid to a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States), will generally not be subject to the U.S. federal withholding tax discussed above, provided that the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI or other applicable Form W-8 (or successor form) and renews such certificate periodically as required by the Treasury Regulations. Instead, any interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States) will generally be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a corporation may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Subject to the discussion below under, “—Information Reporting and Backup Withholding,” any gain recognized on a sale, exchange, redemption, retirement or other taxable disposition (collectively, a “Disposition”) of a Note by a Non-U.S. Holder (other than amounts properly attributable to accrued and unpaid interest, which will generally be treated as described under “—Non-U.S. Holders—Payments of Interest”) will generally not be subject to U.S. federal income or withholding tax, unless (i) such Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the Disposition and certain other conditions are met, in which event such gain (net of certain U.S.-source capital losses, if any, of the Non-U.S. Holder) will generally be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty) or (ii) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), in which event such gain will generally be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person and a Non-U.S. Holder that is a corporation may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

Information Reporting and Backup Withholding

In general, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides or is established pursuant to the provisions of a specified treaty or agreement with those tax authorities.

U.S. backup withholding tax is imposed on interest payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a Non-U.S. Holder will generally be exempt from backup withholding if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, or otherwise establishes an exemption.

Under Treasury Regulations, the payment of proceeds from the Disposition of a Note by a Non-U.S. Holder effected at a U.S. office of a broker will generally be subject to information reporting and backup withholding, unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 (or successor form), certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the Disposition of Notes by a Non-U.S. Holder effected at a non-U.S. office of a broker with certain specified U.S. connections will generally be subject to information reporting (but not backup withholding) unless such Non-U.S. Holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 (or successor form), certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their own tax advisors concerning the application of information reporting and backup withholding rules to their particular circumstances.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated December 7, 2020, the underwriters named below, for whom J.P. Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as representatives (the “Representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective aggregate principal amount of Notes listed opposite their names below.

Underwriter	Principal Amount of 2022 Notes	Principal Amount of 2031 Notes	Principal Amount of 2040 Notes
J.P. Morgan Securities LLC	$74,700,000	$80,926,000	$80,926,000
BofA Securities, Inc.	$74,700,000	$80,925,000	$80,925,000
Goldman Sachs & Co. LLC	$74,700,000	$80,925,000	$80,925,000
Morgan Stanley & Co. LLC	$74,700,000	$80,925,000	$80,925,000
Mizuho Securities USA LLC	$51,516,000	$55,809,000	$55,809,000
Skandinaviska Enskilda Banken AB (publ)	$51,516,000	$55,809,000	$55,809,000
Wells Fargo Securities, LLC	$51,516,000	$55,809,000	$55,809,000
Citigroup Global Markets Inc.	$41,214,000	$44,648,000	$44,648,000
HSBC Securities (USA) Inc.	$41,214,000	$44,648,000	$44,648,000
ICBC Standard Bank Plc	$17,663,000	$19,134,000	$19,134,000
Siebert Williams Shank & Co., LLC	$17,663,000	$19,134,000	$19,134,000
TD Securities (USA) LLC	$17,663,000	$19,134,000	$19,134,000
Academy Securities, Inc.	$3,745,000	$4,058,000	$4,058,000
Blaylock Van, LLC	$3,745,000	$4,058,000	$4,058,000
Loop Capital Markets LLC	$3,745,000	$4,058,000	$4,058,000

Total	$600,000,000	$650,000,000	$650,000,000

Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the Notes, then the underwriters are committed to purchase all of the Notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or this offering may be terminated.

The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.20% per principal amount of 2022 Notes, 0.40% per principal amount of 2031 Notes and 0.50% per principal amount of 2040 Notes. Additionally, the underwriters may allow, and such dealers may reallow, a concession not in excess of 0.15% per principal amount of 2022 Notes, 0.25% per principal amount of 2031 Notes and 0.35% per principal amount of 2040 Notes to certain other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The aggregate proceeds to us are set forth on the cover page hereof before deducting our expenses in offering the Notes. We estimate that the total expenses of this offering, excluding the underwriting discount, will be approximately $3.6 million.

Certain of the underwriters have agreed to reimburse certain of our expenses in connection with the offering.

The following table shows the underwriting discount to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes):

Paid by us
Per 2022 Notes	0.350%
Total for 2022 Notes	$2,100,000
Per 2031 Note	0.650%
Total for 2031 Notes	$4,225,000
Per 2040 Note	0.875%
Total for 2040 Notes	$5,687,500

From the date of this prospectus supplement until December 21, 2020, we will not, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a tenor of more than one year.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

The Notes are new securities for which there is currently no established market. We do not intend to apply for the Notes to be listed on any national securities exchange or to arrange for the Notes to be quoted on any quotation system. We have been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with the offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the Notes or cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.

Wells Fargo Securities, LLC is an affiliate of the Trustee.

Selling Restrictions

This prospectus supplement does not constitute an offer by, or an invitation by or on behalf of, us or the underwriters or any other person to subscribe for any of the Notes, or the solicitation of an offer to subscribe for any of the Notes. No action has been taken by us or any of the underwriters that would, or is intended to, permit a public offer of the Notes or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the Notes in any country or jurisdiction where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any Notes or have in its possession, distribute or publish any offering circular, prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of Notes by it will be made on the same terms.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

European Economic Area and the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently no key information document required by the PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the UK may be unlawful under the PRIIPs Regulation.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or “FIEL,” and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

The Notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the Notes may not be resold to Korean residents unless the purchaser of the Notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the Notes.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law; or (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters may make offers and sales through certain affiliates of the underwriters. One or more of the underwriters may sell through affiliates or other appropriately licensed entities for sales of the Notes in jurisdictions in which they are not otherwise permitted.

The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses. In addition, affiliates of certain underwriters act as agents and/or lenders under our 2017 Credit Facility and Verafin’s outstanding credit facilities. To the extent we use the net proceeds from this offering to repay a portion of the borrowings outstanding under the 2017 Credit Facility and/or Verafin’s outstanding credit facilities, such underwriters or their affiliates will receive their proportionate share of any amounts repaid.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

LEGAL MATTERS

Certain legal matters in connection with the Notes offered under this prospectus supplement will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the underwriters by Cahill Gordon  & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Nasdaq, Inc. appearing in Nasdaq, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Nasdaq, Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This information may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or through our web site at http://ir.nasdaq.com/financials/sec-filings. Our website is not incorporated into or otherwise a part of this prospectus or any of our other securities filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until all of the Notes offered by this prospectus supplement and the accompanying prospectus are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2019;

•

portions of our definitive proxy statement on  Schedule 14A filed on March  31, 2020, that are incorporated by reference into Part III of our Annual Report on Form 10-K  for the year ended December 31, 2019;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020; and

•

our Current Reports on Form 8-K filed on  January 29, 2020,  February  13, 2020, April  22, 2020, April  28, 2020, May  21, 2020, July  22, 2020, October  7, 2020, October  21, 2020, October  23, 2020, November  19, 2020 and December 3, 2020.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may obtain a copy of these filings and any other filings incorporated by reference at no cost, by writing or telephoning us at the following address:

Nasdaq, Inc.

151 W. 42nd Street

New York, New York 10036

(212) 401-8700

email: investor.relations@nasdaq.com

Debt Securities, Guarantees of Debt Securities, Preferred Stock, Common Stock, Warrants, Subscription Rights, Depositary Shares, Purchase Contracts and Units

We may, from time to time, offer:

•	Debt securities, which may be senior, subordinated or junior subordinated and convertible or non-convertible;

•	Guarantees of debt securities;

•	Shares of our preferred stock;

•	Shares of our common stock;

•	Warrants;

•	Subscription rights;

•	Depositary shares;

•	Purchase contracts; and

•	Units, comprised of two or more of any of the securities referred above, in any combination,

together or separately, and in amounts, at prices and on terms that we will determine at the time of the offering. In addition, certain other persons to be identified in a prospectus supplement may offer and sell our securities.

This prospectus describes some of the general terms that may apply to these securities and the manner in which they may be offered. We will deliver this prospectus together with an accompanying prospectus supplement setting forth the specific terms of the securities we are offering and the manner in which they will be offered.

You should read this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We, or any selling securityholders, may offer and sell the securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any agents, underwriters or dealers involved in the offering and any applicable fees, commissions or discount arrangements. The net proceeds we expect to receive from sales will be set forth in the prospectus supplement. For more detailed information, see “Plan of Distribution” in this prospectus.

Our common stock is listed on The Nasdaq Stock Market under the trading symbol “NDAQ.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” ON PAGE 5 AND, IF APPLICABLE, ANY RISK FACTORS THAT ARE DESCRIBED IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR IN OUR SECURITIES AND EXCHANGE COMMISSION FILINGS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf process (i) we may, from time to time, offer an indeterminate number of any of the securities described in this prospectus, together or separately, in one or more offerings, and (ii) the selling securityholders to be named in a prospectus supplement may offer, from time to time, an indeterminate number of our securities.

This prospectus provides you with a general description of the securities we or the selling securityholders may offer. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement of which this prospectus is a part. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

Each time we, or the selling securityholders, as the case may be, offer our securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.” General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://business.nasdaq.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.

Throughout this prospectus, unless otherwise specified, “Nasdaq,” “we,” “us” and “our” refer to Nasdaq, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. The material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or through our web site at http://business.nasdaq.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, except as described below, a part of this prospectus or the accompanying prospectus supplement or incorporated into any other filings that we make with the SEC.

This prospectus is only part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than information in Current Reports on Form 8-K furnished pursuant to items 2.02, 7.01 or otherwise, as the case may be, of such form), after the initial filing of this registration statement and until termination of the offering shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following previously filed documents:

•

our Annual Report on Form 10-K for the year ended December 31, 2017 (including those portions of our Definitive Proxy Statement for the 2018 Annual Meeting of Stockholders that are incorporated by reference in our Form 10-K);

•	our Current Reports on Form 8-K filed on January 31, 2018 (with regard to Item 8.01), March 28, 2018, April 25, 2018 (with regard to Item 8.01) and April 27, 2018; and

•	the description of our common stock contained in our Current Report on Form 8-K filed on April 27, 2018.

You may obtain a copy of these filings and any other filings incorporated by reference at no cost, by writing or telephoning us at the following address:

Nasdaq, Inc.

One Liberty Plaza

New York, New York 10006

(212) 401-8700

email: investor.relations@nasdaq.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and documents incorporated by reference into this prospectus may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend that the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 apply to these forward-looking statements. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. Words such as “may,” “will,” “could,” “should,” “anticipates,” “envisions,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words or terms of similar substance used in connection with any discussion of expectations as to industry and regulatory developments or business initiatives and strategies, future operating results or financial performance, and other future developments identify forward-looking statements. These include, among others, statements relating to:

•	our strategy, growth forecasts and 2018 outlook;

•	the integration of acquired businesses, including accounting decisions relating thereto;

•	the scope, nature or impact of acquisitions, divestitures, investments, joint ventures or other transactional activities;

•	the effective dates for, and expected benefits of, ongoing initiatives, including transactional activities and other strategic, restructuring, technology, de-leveraging and capital return initiatives;

•	our products, order backlog and services;

•	the impact of pricing changes;

•	tax matters;

•	the cost and availability of liquidity and capital; and

•	any litigation, or any regulatory or government investigation or action, to which we are or could become a party or which may affect us.

Forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following:

•	our operating results may be lower than expected;

•

our ability to successfully integrate acquired businesses or divest sold businesses or assets, including the fact that any integration may be more difficult, time consuming or costly than expected, and we may be unable to realize synergies from business combinations, acquisitions, divestitures or other transactional activities;

•	loss of significant trading and clearing volumes or values, fees, market share, listed companies, data products customers or other customers;

•	our ability to keep up with rapid technological advances and adequately address cybersecurity risks;

•	economic, political and market conditions and fluctuations, including interest rate and foreign currency risk, inherent in U.S. and international operations;

•	the performance and reliability of our technology and technology of third parties on which we rely;

•	any significant error in our operational processes;

•	our ability to continue to generate cash and manage our indebtedness; and

•	adverse changes that may occur in the litigation or regulatory areas, or in the securities markets generally.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the uncertainty and any risk related to forward-looking statements that we make. The above list of risks and uncertainties is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully review the risks and information contained, or incorporated by reference, in this prospectus or in any accompanying prospectus supplement, including, without limitation, those risk factors discussed under the caption “Part I. Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that was filed with the SEC on February 28, 2018. New factors that are not currently known to us or of which we are currently unaware may also emerge from time to time that could materially and adversely affect us. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or in any accompanying prospectus supplement. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statement, release publicly any revisions to any forward-looking statements or report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors incorporated by reference from our Annual Report on Form 10-K for our most recent fiscal year, our Quarterly Reports on Form 10-Q, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. Although we have tried to discuss key factors, please be aware that these are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

THE COMPANY

Nasdaq, Inc. is a leading provider of trading, clearing, marketplace technology, regulatory, securities listing, information and public and private company services. Our global offerings are diverse and include trading and clearing across multiple asset classes, trade management services, data products, financial indexes, capital formation solutions, corporate solutions, and market technology products and services. Our technology powers markets across the globe, supporting equity derivative trading, clearing and settlement, cash equity trading, fixed income trading, trading surveillance and many other functions.

We manage, operate and provide our products and services in four business segments: Market Services, Corporate Services, Information Services and Market Technology.

Market Services

Our Market Services segment includes our Equity Derivative Trading and Clearing, Cash Equity Trading, Fixed Income and Commodities Trading and Clearing, and Trade Management Services businesses. We operate multiple exchanges and other marketplace facilities across several asset classes, including derivatives, commodities, cash equity, debt, structured products and exchange traded products, or ETPs. In addition, in some countries where we operate exchanges, we also provide broker services, clearing, settlement and central depository services. Our transaction-based platforms provide market participants with the ability to access, process, display and integrate orders and quotes. The platforms allow the routing and execution of buy and sell orders as well as the reporting of transactions, providing fee-based revenues.

In the U.S., we operate six electronic options exchanges and three cash equity exchanges. The Nasdaq Stock Market, the largest of our cash equities exchanges, is the largest single venue of liquidity for trading U.S.-listed cash equities. We also operate an electronic platform for trading of U.S. Treasuries and NFX, a U.S. based designated contract market which lists cash-settled energy derivatives based on key energy benchmarks including oil, natural gas and U.S. power. In addition, we also operate a Canadian exchange for the trading of Canadian-listed securities.

In Europe, we operate exchanges in Stockholm (Sweden), Copenhagen (Denmark), Helsinki (Finland), and Reykjavik (Iceland), as well as the clearing operations of Nasdaq Clearing. We also operate exchanges in Tallinn (Estonia), Riga (Latvia) and Vilnius (Lithuania) as Nasdaq Baltic. Collectively, Nasdaq Nordic and Nasdaq Baltic offer trading in cash equities, depository receipts, warrants, convertibles, rights, fund units and exchange traded funds, or ETFs, as well as trading and clearing of derivatives and clearing of resale and repurchase agreements.

Nasdaq Commodities is the brand name for Nasdaq’s worldwide suite of commodity-related products and services. Nasdaq Commodities’ offerings include oil, power, natural gas and carbon emission markets, tanker and dry cargo freight, seafood derivatives, iron ore, electricity certificates and clearing services. These products are listed on two of Nasdaq’s derivatives exchanges, Nasdaq Oslo ASA and NFX.

Through our Trade Management Services business, we provide market participants with a wide variety of alternatives for connecting to and accessing our markets via a number of different protocols used for quoting, order entry, trade reporting, DROP functionality and connectivity to various data feeds. We also provide co-location services to market participants, whereby firms may lease cabinet space and power to house their own equipment and servers within our data centers. Our broker services operations offer technology and customized securities administration solutions to financial participants in the Nordic market.

Corporate Services

Our Corporate Services segment includes our Corporate Solutions and Listing Services businesses.

Our Corporate Solutions business serves corporate clients, including companies listed on our exchanges and private companies. We help organizations manage the two-way flow of information with their key constituents, including their board members and investors, and with clients and the public through our suite of advanced technology, analytics, and consultative services. Our Corporate Solutions business currently offers products to serve the following key areas: investor relations and board & leadership. On April 16, 2018, we announced the completion of the sale of the Public Relations Solutions and Digital Media Services businesses within our Corporate Solutions business to West Corporation, a global leader in technology-enabled services, for approximately $335 million, subject to adjustments.

We have realigned our services businesses to better serve the needs of our corporate clients. As a result, in the second quarter of 2018, the BWise corporate enterprise risk management business will be included as part of our Corporate Solutions business. BWise is currently part of our Market Technology segment. In addition, for segment reporting purposes, we will include in corporate items the historical revenues and expenses related to the sale of the above businesses which were part of the Corporate Solutions business within our Corporate Services segment.

Our Listing Services business includes our U.S. and European Listing Services businesses. We operate a variety of listing platforms around the world to provide multiple global capital raising solutions for private and public companies. Our main listing markets are The Nasdaq Stock Market and the Nasdaq Nordic and Nasdaq Baltic exchanges. Through Nasdaq First North, our Nordic and Baltic operations also offer alternative marketplaces for smaller companies and growth companies. Our Listing Services business also includes The Nasdaq Private Market, LLC, which provides liquidity solutions for private companies.

As of March 31, 2018, there were 2,969 total listings on The Nasdaq Stock Market, including 376 ETPs. The combined market capitalization was approximately $11.8 trillion. In Europe, the Nasdaq Nordic and Nasdaq Baltic exchanges, together with Nasdaq First North, were home to 986 listed companies with a combined market capitalization of approximately $1.5 trillion.

Information Services

Our Information Services segment includes our Data Products and our Index Licensing and Services businesses. Our Data Products business sells and distributes historical and real-time quote and trade information to the sell-side, the buy-side, retail online brokers, proprietary trading shops, other venues, internet portals and data distributors. Our data products enhance transparency of market activity within our exchanges and provide critical information to professional and non-professional investors globally. Also included in our Data Products business is our eVestment business, a leading content and analytics cloud-based solutions provider used by asset managers, investment consultants and asset owners to help facilitate better investment decisions.

Our Index Licensing and Services business develops and licenses Nasdaq-branded indexes, associated derivatives, and financial products and also provides custom calculation services for third-party clients. As of March 31, 2018, we had 328 ETPs licensed to Nasdaq’s indexes which had $173 billion of assets under management.

Beginning in the second quarter of 2018, our Information Services segment will be recategorized into the following businesses:

•	market data;

•	index; and

•	investment data & analytics.

Market Technology

Our Market Technology segment is a leading global technology solutions provider and partner to exchanges, clearing organizations, central securities depositories, regulators, banks, brokers and corporate businesses. Our Market Technology business is the sales channel for our complete global offering to other marketplaces.

Market Technology provides technology solutions for trading, clearing, settlement, surveillance and information dissemination to markets with wide-ranging requirements, from the leading markets in the U.S., Europe and Asia to emerging markets in the Middle East, Latin America, and Africa. Our marketplace solutions can handle a wide array of assets, including cash equities, equity derivatives, currencies, various interest-bearing securities, commodities and energy products, and are currently powering more than 90 marketplaces in 50 countries. Market Technology also provides market surveillance services to broker-dealer firms worldwide, as well as enterprise governance, risk management and compliance software solutions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods listed below:

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
Ratio of Earnings to Fixed Charges(1)	6.40	1.87	5.82	5.42	5.76

(1)

Ratio of earnings to fixed charges is computed by dividing pre-tax income from continuing operations before fixed charges by fixed charges. Fixed charges are the sum of interest expense on all debt obligations (including accretion of debt issuance costs and debt discount) and the portion of operating lease rental expense that is representative of the interest factor.

USE OF PROCEEDS

Unless otherwise set forth in an applicable prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us to provide additional funding for general corporate purposes, which may include, without limitation, acquisitions, repayment of outstanding debt, capital expenditures and working capital. When particular securities are offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purposes.

Unless otherwise set forth in a prospectus supplement, we will not receive any of the proceeds from the sale of securities by the selling securityholders.

DESCRIPTION OF SECURITIES

This Prospectus contains summary descriptions of the debt securities, guarantees of debt securities, preferred stock, common stock, warrants, subscription rights, depositary shares, purchase contracts and units that we or one or more selling stockholders may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement and/or other offering materials.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms and provisions relating to our capital stock. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended, or the Certificate, and by-laws, and provisions of Delaware law which define the rights of our stockholders. Our Certificate and by-laws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Authorized Capital

Our authorized capital stock consists of (i) 300,000,000 shares of common stock, par value $0.01 per share; and (ii) 30,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2018, we had 172,396,708 shares of common stock issued and 166,946,592 shares outstanding and we had no shares of preferred stock issued and none outstanding. As of March 31, 2018, there were approximately 273 record holders of our common stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders except that no person may exercise voting rights in respect of any shares in excess of 5% of the then outstanding shares of our Common Stock. Subject to certain additional conditions, this limitation does not apply to persons exempted from this limitation by our board of directors prior to the time such person owns more than 5.0% of the then-outstanding shares of our common stock.

At any meeting of our stockholders, a majority of the votes entitled to be cast will constitute a quorum for such meeting.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for them. In the event of our liquidation, dissolution, or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of any offerings hereunder will be fully paid and non-assessable. Future dividends, if any, will be determined by our board of directors.

Preferred Stock

Our Board of Directors may provide by resolution for the issuance of preferred stock, in one or more series, and to fix the powers, preferences, and rights, and the qualifications, limitations, and restrictions thereof, of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund provisions, if any, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of our common stock and could adversely affect the voting and other rights of the holders of our common stock.

Certain Provisions of our Certificate and By-Laws

Some provisions of our Certificate and by-laws, which provisions are summarized below, may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations

Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, that in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after such anniversary date, notice by the shareholder in order to be timely must be received not earlier than 120 days prior to the meeting and not later than the later of 90 days prior to the meeting and the close of business on the 10th day following the date on which notice of the date of the annual meeting was first publicly announced by Nasdaq. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not earlier than 120 days prior to the meeting and not later than the later of 90 days prior to the meeting or the close of business on the 10th day following the day on which public disclosure of the date of the special meeting and our nominees was first made. In addition, the by-laws specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Proxy Access

Our by-laws include a proxy access provision that permits a stockholder, or a group of stockholders, owning at least three percent of our outstanding shares of common stock continuously for at least three years to nominate and include in the proxy materials for an annual meeting of stockholders director nominees constituting up to the greater of two individuals and 25% of the total number of directors then in office, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in the by-laws.

Stockholder Action

Our Certificate provides that stockholders are not entitled to act by written consent in lieu of a meeting.

Right to Call Special Meeting

Our by-laws provide that stockholders representing 15% or more of our outstanding shares can convene a special meeting of shareholders, provided that the stockholders satisfy the requirements of our by-laws.

Amendments; Vote Requirements

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our Certificate imposes majority voting requirements in connection with stockholder amendments to the by-laws and in connection with the amendment of certain provisions of the Certificate, including those provisions of the Certificate relating to the limitations on voting rights of certain persons, removal of directors and prohibitions on stockholder action by written consent.

Authorized But Unissued Shares

The authorized but unissued shares of our common stock and preferred stock will be available for future issuance without stockholder approval in most cases. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult, or discourage, an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Delaware law generally prohibits a publicly-held or widely-held corporation from engaging in a “business combination” with an “interested stockholder” for three years after the stockholder becomes an interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years, did own) directly or indirectly 15% or more of the corporation’s outstanding voting stock. A “business combination” includes a merger, asset sale or other transaction that results in a financial benefit to the interested stockholder. However, Delaware law does not prohibit these business combinations if:

1.

before the stockholder becomes an interested stockholder, the corporation’s board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

2.

after the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the corporation’s outstanding voting stock (excluding certain shares); or

3.

the corporation’s board approves the business combination and the holders of at least two-thirds of the corporation’s outstanding voting stock that the interested stockholder does not own authorize the business combination at a meeting of stockholders.

Stockholders’ Agreements

On December 16, 2010, we entered into a stockholders’ agreement with Investor AB. We are obligated by the terms of the stockholders’ agreement to nominate and generally use best efforts to cause the election to our board of directors one individual designated by Investor AB, subject to certain conditions.

On February 27, 2008, we entered into a stockholders’ agreement with Borse Dubai Limited, or Borse Dubai, which was amended on February 19, 2009. Subject to certain conditions, we are obligated by the terms of the stockholders’ agreement to nominate and generally use best efforts to cause the election to our board of directors one individual designated by Borse Dubai.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare. Its address is 480 Washington Boulevard, Jersey City, New Jersey 07310 and its telephone number is (800) 736-3001.

Listing

Our common stock is listed on The Nasdaq Stock Market under the trading symbol “NDAQ.”

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a purchase contract or subscription rights or as part of a unit from time to time in the form of one or more series of debt securities. We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible. The applicable prospectus supplement and/or other offering materials will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. To the extent the applicable prospectus supplement or other offering materials relating to an offering of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus.

The debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as trustee. The indenture was previously filed and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The terms of the debt securities will include those set forth in the indenture and any related security documents and those made a part of the indenture by the Trust Indenture Act of 1939. You should read the summary below, the applicable prospectus supplement and/or other offering materials and the provisions of the indenture and any related security documents in their entirety before investing in our debt securities. Capitalized terms used in the summary have the meanings specified in the indenture.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the person to whom any interest on the debt securities will be payable;

•	the places where payments on the debt securities will be payable;

•	the maturity date;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any applicable subordination provisions for any subordinated debt securities;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. The particular terms of any guarantee will be described in the related prospectus supplement.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon holders of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities will be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

DESCRIPTION OF WARRANTS

General

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between the Company and a bank or trust company, as warrant agent. The warrant agent will act solely as the Company’s agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following: (a) the title of such debt warrants; (b) the offering price for such debt warrants, if any; (c) the aggregate number of such debt warrants; (d) the designation and terms of the debt securities purchasable upon exercise of such debt warrants; (e) if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security; (f) if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable; (g) the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time; (j) whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (1) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States federal income tax considerations; (n) the anti-dilution provisions of such debt warrants, if any; (o) the redemption or call provisions, if any, applicable to such debt warrants; (p) any provisions for changes to or adjustments in the exercise price for the debt warrants; and (q) any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of preferred stock warrants or common stock warrants will describe the terms of such warrants, including the following: (a) the title of such warrants; (b) the offering price for such warrants, if any; (c) the aggregate number of such warrants; (d) the designation and terms of the common stock or preferred stock purchasable upon exercise of such warrants; (e) if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security; (f) if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable; (g) the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum number of such warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable; (k) if applicable, a discussion of material United States federal income tax considerations;

(l) the anti-dilution provisions of such warrants, if any; (m) the redemption or call provisions, if any, applicable to such warrants; (m) any provisions for changes to or adjustments in the exercise price for the stock warrants; and (n) any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such subscription rights.

We may issue subscription rights to purchase our equity or debt securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for our equity or debt securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the amount of our equity or debt securities that may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of our preferred stock, rather than whole shares of our preferred stock. In the event we do so, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to offering of the depositary shares) of a share of the related series of preferred stock.

The shares of our preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and that meets certain other requirements. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock, represented by the depositary share to all of the rights and preferences of the preferred stock represented by the depositary shares (including dividend, voting, redemption, conversion and liquidation rights).

The above description of depositary shares is only a summary, is not complete and is subject to, and is qualified in its entirety by the description in the applicable prospectus supplement and the provisions of the deposit agreement, which will contain the form of depository receipt. A copy of the deposit agreement will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from or sell to us, and for us to sell to or purchase from the holders, a specified principal amount of debt securities or a specified number of shares of common stock, shares of preferred stock or depositary shares at a future date or dates. The consideration for the debt securities, common stock, preferred stock or depositary shares and the principal amount of debt securities or number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units, often known as purchase units, consisting of a purchase contract and other securities or obligations issued by us or third parties, including U.S. Treasury securities, which may secure the holders’ obligations to purchase the debt securities, common stock, preferred stock or depositary shares under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and these payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement will describe the terms of the purchase contracts and purchase units, including, if applicable, collateral or depositary arrangements.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The applicable prospectus supplement will describe the terms of any unit. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to units, the collateral arrangements and depositary arrangements, if applicable, relating to such units and, if applicable, the prepaid securities and the documents pursuant to which such prepaid securities will be issued. The applicable prospectus supplement will also describe the material United States federal income tax considerations applicable to the units.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling stockholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling stockholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; and/or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on The Nasdaq Stock Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling stockholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling stockholder may directly solicit offers to purchase the securities and we or a selling stockholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

We may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Ballard Spahr LLP, Philadelphia, Pennsylvania. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Nasdaq, Inc. appearing in Nasdaq, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Nasdaq, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$1,900,000,000

$600,000,000 0.445% Senior Notes due 2022

$650,000,000 1.650% Senior Notes due 2031

$650,000,000 2.500% Senior Notes due 2040

Prospectus Supplement

Joint book-running managers

J.P. Morgan

BofA Securities

Goldman Sachs & Co. LLC

Morgan Stanley

Citigroup

HSBC

Mizuho Securities

SEB

Wells Fargo Securities

Co-Managers

ICBC Standard Bank

Siebert Williams Shank

TD Securities

Academy Securities

Baylock Van

Loop Capital Markets

December 7, 2020